Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

DATED AS OF AUGUST 21, 2021

BY AND AMONG

LM DV INFRASTRUCTURE, LLC,

LM INFRA ACQUISITION COMPANY, LLC,

DIGITAL LD MERGERCO LLC,

DIGITAL LD MERGERCO II LLC,

LANDMARK INFRASTRUCTURE INC.,

LANDMARK INFRASTRUCTURE REIT LLC,

LANDMARK INFRASTRUCTURE PARTNERS LP,

LANDMARK INFRASTRUCTURE PARTNERS GP LLC

AND

LANDMARK DIVIDEND LLC (SOLELY FOR PURPOSES SET FORTH HEREIN)

i

ii

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of August 21, 2021 (this “Agreement”), is by and among LM DV Infrastructure, LLC, a Delaware limited liability company (“LM DV Infra”), LM Infra Acquisition Company, LLC, a Delaware limited liability company (“LM Infra”), Landmark Dividend LLC, a Delaware limited liability company (“Landmark Dividend”) (solely for purposes of Section 6.18, Section 8.2 and Article IX), Digital LD MergerCo LLC, a Delaware limited liability company and wholly owned subsidiary of LM Infra (“Merger Sub”), Digital LD MergerCo II LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub (“Merger Sub II” and, together with LM DV Infra, LM Infra and Merger Sub, the “Buyer Parties”), Landmark Infrastructure REIT LLC, a Delaware limited liability company (“REIT LLC”), Landmark Infrastructure Inc., a Delaware corporation (“REIT Subsidiary”), Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership”), and Landmark Infrastructure Partners GP LLC, a Delaware limited liability company (the “Partnership GP” and, together with REIT LLC, REIT Subsidiary, and each LMRK Company (each as defined below) and the Partnership, the “Partnership Parties”). Each of LM DV Infra, LM Infra, Landmark Dividend, Merger Sub, REIT LLC, REIT Subsidiary, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Partnership owns, directly or indirectly, REIT Subsidiary and REIT LLC;

WHEREAS, REIT Subsidiary and REIT LLC collectively own all of the issued and outstanding Equity Securities (the “Equity Interests”) of the entities identified as LMRK Companies opposite their name on Exhibit A (each an “LMRK Company”);

WHEREAS, REIT Subsidiary and REIT LLC desire to sell their respective Equity Interests to LM DV Infra, and LM DV Infra desires to purchase the Equity Interests from REIT Subsidiary or REIT LLC, as applicable, on the terms and conditions set forth herein (such transactions, each an “Equity Sale” and, collectively, the “Equity Sales”);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, following the Equity Sales, (a) REIT LLC shall merge with and into REIT Subsidiary (the “First REIT Merger”), with REIT Subsidiary surviving the First REIT Merger, (b) REIT Subsidiary shall then merge with and into the Partnership (the “Second REIT Merger”), with the Partnership surviving the Second REIT Merger, (c) Merger Sub II shall then merge with and into the Partnership (the “First Partnership Merger”), with the Partnership surviving the First Partnership Merger and (d) the Partnership shall then merge with and into Merger Sub (the “Second Partnership Merger” and, together with the Equity Sales, the First REIT Merger, the Second REIT Merger and the First Partnership Merger, the “Transactions”), with Merger Sub surviving the Second Partnership Merger;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP (the “Board”) has, by unanimous vote, in good faith, (a) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Transactions, which action constituted “Special Approval” as defined in the Partnership Agreement, and (c) recommended that the Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions;

WHEREAS, the Board (acting based upon the recommendation of the Conflicts Committee) has (a) determined that this Agreement and the consummation of the transactions contemplated hereby, including the

Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, (c) resolved to submit this Agreement to a vote of the holders of Common Units, and (d) recommended approval of this Agreement, including the Transactions, by the holders of Common Units;

WHEREAS, Landmark Dividend, in its capacity as sole member of the Partnership GP, has consented to and approved this Agreement, the execution, delivery and performance of this Agreement by the Partnership GP and the consummation of the transactions contemplated hereby, including the Transactions;

WHEREAS, Merger Sub, in its capacity as the sole member of Merger Sub II, has (a) determined that the First Partnership Merger is in the best interests of each of Merger Sub and Merger Sub II, and declared it advisable, to enter into this Agreement and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; and

WHEREAS, LM Infra, in its capacity as the sole member of Merger Sub, has (a) determined that the Second Partnership Merger is in the best interests of each of LM Infra and Merger Sub, and declared it advisable, to enter into this Agreement and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1    Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities or other equity rights, by Contract or otherwise; provided, however, that, prior to the Closing, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership Entities shall be considered Affiliates of any of the Buyer Parties, and none of the Buyer Parties shall be considered Affiliates of any of the Partnership Entities.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.24.

“Assignment Agreement” has the meaning set forth in Section 7.1(b)(v).

“Board” has the meaning set forth in the Recitals.

“Board Recommendation” has the meaning set forth in Section 6.1(b).

“Book-Entry Common Units” has the meaning set forth in Section 3.1(b).

“Book-Entry REIT LLC Preferred Units” has the meaning set forth in Section 3.1(e)(i).

“Book-Entry REIT Subsidiary Preferred Stock” has the meaning set forth in Section 3.1(e)(ii).

“Book-Entry Series A Preferred Units” has the meaning set forth in Section 3.1(c)(i).

“Book-Entry Series B Preferred Units” has the meaning set forth in Section 3.1(c)(ii).

“Book-Entry Series C Preferred Units” has the meaning set forth in Section 3.1(c)(iii).

“Book-Entry Units” means the Book-Entry Common Units, the Book-Entry Series A Preferred Units, the Book-Entry Series B Preferred Units, the Book-Entry Series C Preferred Units, the Book-Entry REIT LLC Preferred Units or the Book-Entry REIT Subsidiary Preferred Stock, as applicable.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the New York, New York are authorized or required by applicable Law to be closed.

“Buyer Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of the Buyer Parties or their Affiliates to perform their respective obligations or to consummate the transactions under this Agreement or any other Transaction Document, including the Transactions, or the Commitment Letters, or materially impede the Buyer Parties’ or any of their Affiliates’ consummation or performance of the transactions or obligations under this Agreement or any other Transaction Document, including the Transactions, or the Commitment Letters.

“Buyer Non-Recourse Party” has the meaning set forth in Section 9.12(a).

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Parties Disclosure Schedule” has the meaning set forth in Article V.

“Buyer Parties’ Knowledge” means, in the case of the Buyer Parties, the actual knowledge of the individuals listed in Section 1.1 of the Buyer Parties Disclosure Schedule.

“Buyer Termination Fee” has the meaning set forth in Section 8.2(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 16-136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.

“Certificated Common Units” has the meaning set forth in Section 3.1(b).

“Certificated REIT LLC Preferred Units” has the meaning set forth in Section 3.1(e)(i).

“Certificated REIT Subsidiary Preferred Stock” has the meaning set forth in Section 3.1(e)(ii).

“Certificated Series A Preferred Units” has the meaning set forth in Section 3.1(c)(i).

“Certificated Series B Preferred Units” has the meaning set forth in Section 3.1(c)(ii).

“Certificated Series C Preferred Units” has the meaning set forth in Section 3.1(c)(iii).

“Certificated Units” means the Certificated Common Units, the Certificated Series A Preferred Units, the Certificated Series B Preferred Units, the Certificated Series C Preferred Units, the Certificated REIT LLC Preferred Units or the Certificated REIT Subsidiary Preferred Stock, as applicable.

“Certificates of Merger” means the First REIT Certificate of Merger, the Second REIT Certificate of Merger and the Partnership Certificate of Merger.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Failure Notice” has the meaning set forth in Section 8.1(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Papers and the Equity Commitment Letter.

“Committee Recommendation” has the meaning set forth in Section 4.2(b).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.

“Covered Person” has the meaning set forth in Section 6.7(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order or directive by any Governmental Authority or public health agency in connection with or in response to COVID-19, including the CARES Act and all guidelines and requirements of any Governmental Authority, such as social distancing, cleaning, vaccination requirement or other similar or related measures.

“Debt Commitment Letter” shall have the meaning specified in the definition of Debt Commitment Paper.

“Debt Commitment Papers” means that certain commitment letter, dated as of the date hereof, by and among LM DV Infra and Truist Bank, Truist Securities, Inc., Citizens Banks, N.A., Royal Bank of Canada, RBC Capital Markets, The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC (the “Debt Commitment Letter”) and the related fee letter (the “Fee Letter”) (provided that the Fee Letter has been redacted in a customary manner with respect to fee amounts and other customary economic terms) and any related exhibits, schedules, annexes, supplements, term sheets and other agreements, as may be amended, modified, supplemented or replaced in compliance with this Agreement and, pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions set forth therein, to commit to provide the Debt Financing in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby, including the payment of a portion of the Transactions Consideration.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Papers.

“Debt Financing Documents” means the agreements, documents, schedules and certificates contemplated by the Debt Financing, including: (a) all credit agreements, credit agreement amendments, loan documents, indentures, notes, intercreditor agreements, guarantees, security documents and other definitive financing documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment

Papers; (b) officer, secretary, solvency and perfection certificates, other customary certificates, legal opinions, Organizational Documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Papers or requested by the Buyer Parties or the Debt Financing Sources; and (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements and issuer acknowledgments) as are requested by Buyer Parties or the Debt Financing Sources.

“Debt Financing Sources” means the entities that have committed or subsequently commit, after the date hereof, to provide or arrange all or any part of the Debt Financing or alternative debt financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including any arrangers, agents, underwriters, placement agents or initial purchasers in connection with the Debt Financing or alternative debt financings (other than the Equity Financing) and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, officers, directors, employees, agents and representatives and their respective successors and assigns, but excluding, for the avoidance of doubt, the Buyer Parties and their respective Affiliates.

“DGCL” means the Delaware General Corporation Law.

“Dissenting REIT Subsidiary Shares” has the meaning set forth in Section 3.5(b).

“Divestiture Action” has the meaning set forth in Section 6.3(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“DTC” has the meaning set forth in Section 3.2(a).

“Employees” means those individuals who are current or former officers, directors, employees or consultants of a Partnership Entity.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” means all applicable Laws concerning or relating to any of the following: (i) the protection of human health (as it relates to exposure to Hazardous Materials), the environment (including ambient air, surface water, ground water, land, fauna and flora), or natural resources; (ii) occupational exposures to Hazardous Material; or (iii) the storage, handling or Release of Hazardous Material, including, for the avoidance of doubt, the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Occupational Health & Safety Act (as it relates to Hazardous Materials), including any amendments to and regulations issued under any of the foregoing, and any comparable state and local counterparts.

“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for environmental response costs (including costs of investigation and remediation), damages (including natural resource damages), settlements, consulting fees, expenses, penalties, fines, court costs, attorneys’ fees and other liabilities), incurred in connection with or resulting from any violation of or obligation under any Environmental Laws or the generation, use, handling, transportation, storage, release or threatened release, disposal or arrangement for disposal, or treatment of, or exposure to, any Hazardous Material.

“Environmental Permits” means any Permits, certificates, licenses, franchises, writs, variances, exemptions, orders and other authorizations of any Governmental Authority under any Environmental Laws.

“Equity Commitment Letter” means that certain equity financing commitment letter, dated as of the date hereof, by and among the Buyer Parties and the Equity Investor, pursuant to which the Equity Investor has committed, subject only to the conditions set forth therein, to invest or cause to be invested in the equity capital of LM DV Infra the amount set forth therein for the purposes of financing the transactions contemplated by this Agreement, including the payment of a portion of the Transactions Consideration.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“Equity Interests” has the meaning set forth in the Recitals.

“Equity Investor” means Digital Colony Partners II, LP.

“Equity Participation Units” means the phantom units issued under the Partnership LTIP that have not been vested and settled prior to the First Partnership Merger Effective Time.

“Equity Sale” has the meaning set forth in the Recitals.

“Equity Sales Note” means the promissory note issued by LM DV Infra in favor of REIT Subsidiary and REIT LLC (or their designees) in connection with the Equity Sales in such amount as specified by LM DV Infra, which promissory note is intended to constitute a “real estate asset” for purposes of Section 856(c)(5)(B) of the Code and the Treasury Regulations issued thereunder; provided, however, that LM DV Infra may elect to deliver cash in U.S. dollars in lieu of all or a portion of such promissory note.

“Equity Securities” means, of any Person, as applicable (i) any and all of its shares of capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital of such Person, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means, with respect to the Equity Financing, the conditions precedent set forth in the Equity Commitment Letter and, with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter.

“Financing Information” means the information required to be delivered pursuant to clause 5 of Exhibit C of the Debt Commitment Letter (or any similar provisions pursuant to any amendments to the Debt Commitment Letter or pursuant to any alternative debt financing which, in each case, require no more information than the aforementioned clause 5), including (a) the audited consolidated balance sheet and the related audited statements of income and cash flows of the Partnership and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (b) the unaudited consolidated balance sheet and the related unaudited statements of income and cash flows of the Partnership and its consolidated

Subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), which shall have been reviewed by the Partnership’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722 (provided that, with respect to clauses (a) and (b) above, the financial statements included in a filing on Form 10-K or Form 10-Q or other SEC Report within such time periods by the Partnership will be deemed delivered by virtue of such filing) and (c) such other pertinent and customary financial and other information (including financial information and data derived from the historical books and records of the Partnership and its Subsidiaries that are required to permit the Buyer Parties to prepare relevant pro forma financial statements) as the Buyer Parties shall reasonably request of the type and form that are customarily used to syndicate credit facilities; provided that in no event shall the Financing Information be deemed to include or shall the Partnership otherwise be required to provide pro forma financial statements, pro forma adjustments (including the Financing, any synergies or cost savings), projections or an as adjusted capitalization table.

“Financing Sources” means, collectively, the sources of the Equity Financing, together with their respective Affiliates, officers, directors, employees, agents and representatives and their successors and assigns, and the Debt Financing Sources.

“First Partnership Certificate of Merger” has the meaning set forth in Section 2.4(c).

“First Partnership Merger” has the meaning set forth in the Recitals.

“First Partnership Merger Effective Time” has the meaning set forth in Section 2.4(c).

“First REIT Certificate of Merger” has the meaning set forth in Section 2.4(a).

“First REIT Merger” has the meaning set forth in the Recitals.

“First REIT Merger Effective Time” has the meaning set forth in Section 2.4(a).

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, committee (including interagency committee), or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.

“Hazardous Material” shall mean each substance designated or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant,” “waste” or “toxic substance,” or terms with similar meanings under any applicable Laws, including, for the avoidance of doubt, petroleum, petroleum byproducts, hydrocarbons, asbestos-containing material, poly- and perfluoroalkyl substances, and NORM.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, social or mobile media identifiers and other source identifiers (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, inventions, know-how, methods, processes and rights in confidential information.

“Intervening Event” means any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership and its Subsidiaries or their respective businesses that is neither known by, nor reasonably foreseeable by, the Conflicts Committee as of the date of this Agreement; provided, that none of the foregoing shall constitute an Intervening Event: (A) any Partnership Entity meeting or exceeding any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations for any period, or any outperformance by any Partnership Entity of its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing thereto that are not otherwise excluded from the definition of Intervening Event may be taken into account) or (B) any changes in (i) the market price or trading volume of the equity securities of any Partnership Entity (and the associated costs of capital) or (ii) the credit rating of any Partnership Entity or the indebtedness of any Partnership Entity (it being understood, in each case of ((B)(i)) and ((ii)), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of Intervening Event may be taken into account).

“IT Assets” means all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment.

“Landmark Dividend” has the meaning set forth in the Preamble.

“Landmark Dividend Common Unit” means each Common Unit that is, as of immediately prior to the First Partnership Merger Effective Time, held by Landmark Dividend or its Affiliates.

“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law, Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Leased Real Property” means all interests in real property leased, licensed or used pursuant to any written or oral agreement, in each case, by any Partnership Party as lessee or sublessee.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“LM DV Infra” has the meaning set forth in the Preamble.

“LM Infra” has the meaning set forth in the Preamble.

“LMRK Company” has the meaning set forth in the Recitals.

“Loss” means as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Marketing Material” means bank books, bank information memoranda, other information packages and marketing materials (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents, in each case, prepared in connection with the Debt Financing and reasonably requested by Buyer Parties or the Financing Sources that is customarily delivered in connection with debt financings of the type being arranged.

“Material Contract” means each Contract filed or required to be filed as an exhibit to any SEC Report to which any of the Partnership Entities is a party.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Mergers” means the First REIT Merger, the Second REIT Merger, the First Partnership Merger and the Second Partnership Merger.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, demand, request, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Other Real Property Interest” means any easement, right-of-way, license or other exclusive or non-exclusive right to use or occupy real property, or any assignment of rents, but shall not include any fee or leasehold interest or any Real Property Lease.

“Other Real Property Interest Agreements” means any contracts, documents, agreements or instruments pursuant to which any Partnership Party holds any Other Real Property Interest.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Owned Real Property” means all real property owned in fee by the Partnership Parties, together with all buildings, structures, fixtures and improvements of any kind located thereon, and all easements, covenants and other rights appurtenant thereto and all right, title and interest of any Partnership Party in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the applicable real property and to the center line thereof.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.1(d).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 2, 2018, as amended, modified or supplemented from time to time.

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Entities” means the Partnership Parties and their respective Subsidiaries.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.6.

“Partnership Financial Advisor” has the meaning set forth in Section 4.6.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of November 19, 2014, as amended, modified or supplemented from time to time.

“Partnership Indemnified Parties” has the meaning set forth in Section 6.4(f).

“Partnership LTIP” means the Partnership 2014 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans, and any and all award agreements granted thereunder.

“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had or would reasonably be expected to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Partnership Entities, taken as a whole; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions; (b) changes affecting generally the industries or markets in which the Partnership Parties operate (including changes in commodity prices or interest rates); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, or the continuation or worsening of COVID-19, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement (including COVID-19 Measures); (d) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any Partnership Entity; provided that the exception set forth in this clause (d) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 4.4, or any condition insofar as it relates to any such representation or warranty; (e) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (f) any failure of any Partnership Entity to meet any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any Partnership Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account) and (g) any changes in (i) the market price or trading volume of the equity securities of any Partnership Entity (and the associated costs of capital) or (ii) the credit rating of any Partnership Entity or the indebtedness of any Partnership Entity (it being understood, in each case of ((i)) and ((ii)), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (c) and (e), to the extent disproportionately affecting the Partnership Entities as compared with other Persons operating in the same industry in the United States and then only such disproportionate impact shall be considered.

“Partnership Non-Recourse Party” has the meaning set forth in Section 9.12(b).

“Partnership Notice Period” has the meaning set forth in Section 6.1(e)(i).

“Partnership Parties” has the meaning set forth in the Preamble.

“Partnership Parties’ Knowledge” means, in the case of the Partnership Entities, the actual knowledge of the individuals listed in Section 1.1 of the Partnership Disclosure Schedule.

“Partnership Proxy Statement” means the proxy statement to be filed by the Partnership in connection with the Transactions.

“Partnership Termination Fee” has the meaning set forth in Section 8.2(b).

“Partnership Unaffiliated Unitholders” means holders of Common Units other than the Partnership GP and its Affiliates, including, for purposes of this definition, the Buyer Parties and their Affiliates.

“Partnership Unaffiliated Unitholders Consideration” has the meaning set forth in Section 3.1(b).

“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(a)(i).

“Partnership Unitholder Meeting” has the meaning set forth in Section 6.1(b).

“Party” and “Parties” have the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” has the meaning set forth in Section 4.12(b).

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances or purchase money security interests which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet delinquent or which are being contested in good faith by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its Subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, Encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters of record, or that would be shown by an accurate survey, which do not, in any such case, materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries, but excluding, in any case, any monetary lien; (g) with respect to the Partnership Entities, Encumbrances disclosed in any SEC Report or otherwise securing liabilities reflected therein; (h) with respect to any equity interests or other securities, Encumbrances imposed by any applicable securities Laws or contained in the Organizational Documents of such applicable entity; (i) Encumbrances imposed by the terms and conditions of any Permit held by such Person; (j) Encumbrances created by this Agreement or any other Transaction Document, or otherwise created in favor of the Buyer Parties, including due examination or inspection of the Buyer Parties; (k) Encumbrances related to such Person and disclosed in Section 1.2 of the Partnership Disclosure Schedule, (l) Encumbrances arising under the Securitization Documents, and (m) such other Encumbrances that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Encumbrance.

“Person” means an individual, a corporation, a limited liability company, a partnership (general or limited), an association, a trust, a joint venture, a cooperative, an unincorporated organization, a foreign business organization, a foreign trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Prohibited Conditions” has the meaning set forth in Section 6.4(d).

“Real Property” means, collectively, the Owned Real Property, the Leased Real Property and the Other Real Property Interests.

“Real Property Lease” means each written lease, sublease, contract, document, agreement, instrument or license with respect to the Leased Real Property in each case as in effect, together with any rent deferral agreements or arrangements (whether written or oral), guarantees, extension notices, amendments, modifications and subordination, non-disturbance and attornment agreements related thereto.

“REIT LLC” has the meaning set forth in the Preamble.

“REIT LLC Preferred Price” has the meaning set forth in Section 3.1(e)(i).

“REIT LLC Preferred Unit” has the meaning given to the “Series A Preferred Units” in the Amended and Restated Limited Liability Company Agreement of REIT LLC dated as of January 27, 2017, as amended by that certain Amendment to the Limited Liability Company Agreement of REIT LLC effective as of January 27, 2017.

“REIT Subsidiary” has the meaning set forth in the Preamble.

“REIT Subsidiary Preferred Price” has the meaning set forth in Section 3.1(e)(ii).

“REIT Subsidiary Preferred Stock” has the meaning given to the “Series A Preferred Stock” in the Certificate of Designation of REIT Subsidiary dated as of December 13, 2017.

“Related Party” shall mean the Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and Representatives.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping or disposing.

“Representatives” means, with respect to any Person, such Person’s directors, partners, members, equity owners, managers, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Required Amount” has the meaning set forth in Section 5.12.

“Required Approval” means with respect to each filing or applicable approval required or requested, formally or informally by any Governmental Authority in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby pursuant to applicable Law and set forth in Section 1.3 of the Partnership Disclosure Schedule, (a) the making of any such filing, (b) the expiration or termination of any applicable waiting period or (c) any clearance or approval by such Governmental Authority with respect thereto, in each case, as applicable, including a no-objections letter from the Treasurer of the Commonwealth of Australia under section 81 of the Foreign Acquisitions and Takeovers Act 1975 (Cth).

“Restraints” has the meaning set forth in Section 7.1(a)(ii).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character, including the Equity Participation Units, obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Schedule 13E-3” means the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approval and the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by the Partnership with the SEC under the Exchange Act or the Securities Act, since January 1, 2020.

“Second Partnership Certificate of Merger” has the meaning set forth in Section 2.4(d).

“Second Partnership Merger” has the meaning set forth in the Recitals.

“Second Partnership Merger Effective Time” has the meaning set forth in Section 2.4(d).

“Second REIT Certificate of Merger” has the meaning set forth in Section 2.4(b).

“Second REIT Merger” has the meaning set forth in the Recitals.

“Second REIT Merger Effective Time” has the meaning set forth in Section 2.4(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securitization Documents” means (i) the Indenture, dated as of June 6, 2018, among LMRK Issuer Co. III LLC, LMRK Propco 3 LLC, and Wilmington Trust, National Association, and all of the Transaction Documents (as such term is defined therein) with respect thereto, (ii) the Note Purchase and Participation Agreement, dated as of January 15, 2020, among LMRK Issuer Co. LLC, 2019-1 TRS LLC, LD Acquisition Company 8 LLC, LD Acquisition Company 9 LLC, LD Acquisition Company 10 LLC, LD Tall Wall II LLC, and Purchasers party thereto, and all of the Transaction Documents (as such term is defined therein) with respect thereto and (iii) the Note Purchase and Private Shelf Agreement, dated as of April 24, 2018, among LMRK PropCo SO LLC, PGIM, Inc. and the Purchaser party thereto, and all of the Transaction Documents (as such term is defined therein) with respect thereto.

“Series A Liquidation Preference” has the meaning set forth in Section 3.1(c)(i).

“Series A Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series B Liquidation Preference” has the meaning set forth in Section 3.1(c)(ii).

“Series B Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series C Fundamental Change Redemption Price” has the meaning set forth in Section 3.1(c)(iii).

“Series C Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Significant Unitholder” means any Unitholder having beneficial ownership of 5% or more of all of the issued and outstanding Common Units or any Unitholder that has notified the Partnership in writing that such Unitholder beneficially owns 2% or more of all of the issued and outstanding Common Units.

“Special Approval” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a limited partnership, a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation or limited partnership), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses; provided, however, that, prior to the Closing, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their respective Subsidiaries shall not be considered Subsidiaries of Landmark Dividend.

“Surviving Entity” has the meaning set forth in Section 2.3(d).

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.

“Tax” means all taxes, charges, fees, levies or other assessments imposed, in each case, by a Governmental Authority, including all net income, gross income, gross receipts, sales, customs, duties, use, ad valorem, transfer, escheat, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, and all interest, penalties and additions thereto.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Transaction Documents” means this Agreement, the Assignment Agreements, the Certificates of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any Party pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Transactions (but excluding any documents executed in connection with a Debt Financing or other debt financing).

“Transactions” has the meaning set forth in the Recitals.

“Transactions Consideration” means the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price, the REIT Subsidiary Preferred Price and the amount required to be paid pursuant to Section 3.3.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unit” has the meaning set forth in the Partnership Agreement.

“Unitholders” has the meaning set forth in the Partnership Agreement.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d)    the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e)    a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)    the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable Party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since January 1, 2020), in each case, (i) with respect to any information or materials that have been publicly made available through filings with the SEC, prior to the execution of this Agreement and (ii) with respect to any other information or materials, on or before 7:00 a.m. Eastern Time on August 21, 2021;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement and the other Transaction Documents have been jointly prepared by the Parties, and neither this Agreement nor the other Transaction Documents shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any applicable Party had a greater or lesser hand in drafting this Agreement or the other Transaction Documents;

(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or a Schedule to, this Agreement unless otherwise expressly stated herein;

(l)    the Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m)    unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n)    all references to days shall mean calendar days unless otherwise provided;

(o)    unless otherwise specified herein, all references to time shall mean Los Angeles, California time;

(p)    references to any Person shall include such Person’s successors and permitted assigns; and

(q)    all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.

ARTICLE II

The Transactions

Section 2.1    Transactions. In connection with (and contingent upon the concurrent occurrence of) the Closing Date, the Parties shall effect the Transactions in accordance with the terms hereof.

Section 2.2    Purchase and Sale of the Equity Interests. On the terms and subject to the conditions of this Agreement, on the Closing Date, immediately prior to the First REIT Merger, REIT Subsidiary and REIT LLC shall convey, sell, transfer, deliver and assign to LM DV Infra, and LM DV Infra shall purchase, acquire and accept from REIT Subsidiary or REIT LLC, as applicable, all of REIT Subsidiary’s or REIT LLC’s right, title and interest in and to the Equity Interests, in each case free and clear of any Encumbrances, other than any restrictions on transfer arising under applicable securities Law and other Permitted Encumbrances.

Section 2.3    The Mergers and Surviving Entity.

(a)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA and the DGCL, following the Equity Sales and contingent on the Equity Sales occurring, at the First REIT Merger Effective Time, REIT LLC shall merge with and into REIT Subsidiary, the separate existence of REIT LLCA will cease and REIT Subsidiary shall survive and continue to exist as a Delaware corporation until the Second REIT Merger Effective Time.

(b)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DRULPA, after the First REIT Merger Effective Time, at the Second REIT Merger Effective Time, REIT Subsidiary shall merge with and into the Partnership, the separate existence of REIT Subsidiary will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership until the Second Partnership Merger Effective Time.

(c)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, after the First REIT Merger Effective Time and the Second REIT Merger Effective Time, at the First Partnership Merger Effective Time, Merger Sub II shall merge with and into the Partnership, the separate existence of Merger Sub II will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership until the Second Partnership Merger Effective Time.

(d)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, after the First REIT Merger Effective Time, the Second REIT Merger Effective Time and the First Partnership Merger Effective Time, at the Second Partnership Merger Effective Time, the Partnership shall merge with and into Merger Sub, the separate existence of the Partnership will cease and Merger Sub shall survive and continue to exist as a Delaware limited liability company (Merger Sub as the surviving entity in the Second Partnership Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.4    Effective Time.

(a)    Subject to the provisions of this Agreement, at the Closing, contingent on the Equity Sales occurring, the Parties will cause a certificate of merger, executed in accordance with the relevant provisions of the DLLCA and the DGCL (the “First REIT Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The First REIT Merger will become effective at such time as the First REIT Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Parties in writing and specified in the First REIT Certificate of Merger (the effective time of the First REIT Merger being hereinafter referred to as the “First REIT Merger Effective Time”).

(b)    Subject to the provisions of this Agreement, at the Closing, contingent on the First REIT Merger occurring, the Parties will cause a certificate of merger, executed in accordance with the relevant provisions of the DGCL and the DRULPA (the “Second REIT Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Second REIT Merger will become effective one minute after the First REIT Merger Effective Time, which shall be specified in the Second REIT Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Second REIT Merger Effective Time”).

(c)    Subject to the provisions of this Agreement, at the Closing, contingent on the Second REIT Merger occurring, the Partnership and Merger Sub will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “First Partnership Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The First Partnership Merger will become effective one minute after the Second REIT Merger Effective Time, which shall be specified in the First Partnership Certificate of Merger (the effective time of the First Partnership Merger being hereinafter referred to as the “First Partnership Merger Effective Time”).

(d)    Subject to the provisions of this Agreement, at the Closing, contingent on the First Partnership Merger occurring, the Partnership and LM Infra will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Second Partnership Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Second Partnership Merger will become effective one minute after the First Partnership Merger Effective Time, which shall be specified in the Second Partnership Certificate of Merger (the effective time of the Second Partnership Merger being hereinafter referred to as the “Second Partnership Merger Effective Time”).

Section 2.5    Effects of the Mergers.

(a)    The First REIT Merger shall have the effects set forth in this Agreement, the First REIT Certificate of Merger and the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First REIT Merger and without further act or deed, at the First REIT Merger Effective Time all the property, rights, privileges and powers of REIT LLC shall vest in REIT Subsidiary, and all debts, liabilities and duties of REIT LLC shall become the debts, liabilities and duties of REIT Subsidiary.

(b)    The Second REIT Merger shall have the effects set forth in this Agreement, the Second REIT Certificate of Merger and the applicable provisions of the DGCL and the DRULPA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second REIT Merger and without further act or deed, at the Second REIT Merger Effective Time all the property, rights, privileges and powers of REIT Subsidiary shall vest in the Partnership, and all debts, liabilities and duties of REIT Subsidiary shall become the debts, liabilities and duties of the Partnership.

(c)    The First Partnership Merger shall have the effects set forth in this Agreement, the First Partnership Certificate of Merger and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Partnership Merger and without further act or deed, at the First Partnership Merger Effective Time all the property, rights, privileges and powers of Merger Sub II shall vest in the Partnership, and all debts, liabilities and duties of Merger Sub II shall become the debts, liabilities and duties of the Partnership.

(d)    The Second Partnership Merger shall have the effects set forth in this Agreement, the Second Partnership Certificate of Merger and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Partnership Merger and without further act or deed, at the Second Partnership Merger Effective Time all the property, rights, privileges and powers of the Partnership shall vest in Merger Sub, and all debts, liabilities and duties of the Partnership shall become the debts, liabilities and duties of Merger Sub.

Section 2.6    Organizational Documents of the Surviving Entity. At the First REIT Merger Effective Time, the certificate of incorporation and bylaws of REIT Subsidiary shall be the certificate of incorporation and bylaws of the surviving entity in the First REIT Merger, until duly amended in accordance with the terms thereof, applicable Law and Section 6.7(b). At the Second REIT Merger Effective Time, the Partnership Agreement and the certificate of limited partnership of the Partnership shall be the partnership agreement and certificate of limited partnership as the surviving entity in the Second REIT Merger, until duly amended in accordance with the terms thereof, applicable Law and Section 6.7(b). At the First Partnership Merger Effective Time, the Partnership Agreement and the certificate of limited partnership of the Partnership shall be the partnership agreement and certificate of limited partnership of the surviving entity in the First Partnership Merger, until duly amended in accordance with the terms thereof, applicable Law and Section 6.7(b). At the Second Partnership Merger Effective Time, (a) the certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with applicable Law and (b) the limited liability company agreement of Merger Sub shall be the limited liability company agreement of the Surviving Entity, until duly amended in accordance with the terms thereof, applicable Law and Section 6.7(b).

Section 2.7    Closing. Subject to the provisions of Article VII, the closing of the Transactions (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, located at 600 Travis Street, Houston, Texas 77002, at 9:00 A.M., Houston, Texas time, on the twelfth Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and LM Infra shall agree; provided that the Buyer Parties shall not be required to consummate the Closing prior to the date that is 45 days after the date hereof. The date on which the Closing actually occurs is referred to as the “Closing Date.”

ARTICLE III

Transactions Consideration; Payment Procedures

Section 3.1    Transactions Consideration. Subject to the provisions of this Agreement, concurrently with the Equity Sale and at the effective time of the applicable Merger, by virtue of the Transactions and without any action on the part of the Buyer Parties, the Partnership Parties or any holder of equity or voting securities of the Buyer Parties or Partnership Parties:

(a)    Purchase Price of Equity Sales.

(i)    The aggregate consideration payable by LM DV Infra to REIT Subsidiary and REIT LLC (or their designees) in connection with the Equity Sales shall be (A) an amount in cash equal to the Transactions Consideration less the Partnership’s cash on hand immediately prior to the Equity Sales as specified by the Partnership and (B) the Equity Sales Note.

(ii)    Each Assignment Agreement shall set forth which portion of the price payable in connection with the applicable Equity Sale shall be paid by wire transfer or delivery of immediately available funds to one or more accounts previously designated by REIT Subsidiary or REIT LLC (or their designees), as applicable (such designation to be made at least three (3) Business Days prior to the Closing Date) and which portion shall be paid in the form of a promissory note, with such promissory note being delivered in a form reasonably acceptable to REIT Subsidiary or REIT LLC, as applicable.

(b)    Conversion of Common Units (other than Landmark Dividend Common Units). Subject to Section 3.1(f) and Section 3.4, each Common Unit (other than Landmark Dividend Common Units) issued and outstanding as of immediately prior to the First Partnership Merger Effective Time shall be converted into the right to receive $16.50 per Common Unit in cash without any interest thereon (the “Partnership Unaffiliated Unitholders Consideration”). As of the First Partnership Merger Effective Time, all Common Units converted into the right to receive the Partnership Unaffiliated Unitholders Consideration pursuant to this Section 3.1(b) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First Partnership Merger Effective Time, each holder of a certificate that immediately prior to the First Partnership Merger Effective Time represented any such Common Units (“Certificated Common Units”) or non-certificated Common Units represented in book-entry form (other than Landmark Dividend Common Units) immediately prior to the First Partnership Merger Effective Time (“Book-Entry Common Units”) shall cease to have any rights with respect thereto, except the right to receive the Partnership Unaffiliated Unitholders Consideration to be paid in consideration therefor upon surrender of such Certificated Common Unit or Book-Entry Common Unit in accordance with Section 3.2(c) without interest and the right to receive any declared and unpaid distribution with a record date prior to the First Partnership Merger Effective Time in accordance with Section 3.1(f).

(c)    Conversion of Preferred Units.

(i)    Conversion of Series A Preferred Units. Each Series A Preferred Unit issued and outstanding as of immediately prior to the First Partnership Merger Effective Time shall be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series A Preferred Unit in cash without any interest thereon (the “Series A Liquidation Preference”). As of the First Partnership Merger Effective Time, all Series A Preferred Units converted into the right to receive the Series A Liquidation Preference pursuant to this Section 3.1(c)(i) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First Partnership Merger Effective Time, each holder of a certificate that immediately prior to the First Partnership Merger Effective Time represented any such Series A Preferred Units (“Certificated Series A Preferred Units”) or non-certificated Series A Preferred Units represented in book-entry form immediately prior to the First Partnership Merger Effective Time (“Book-Entry Series A Preferred Units”) shall cease to have any rights with respect thereto, except the right to receive the Series A Liquidation Preference to be paid in consideration therefor upon surrender of such Certificated Series A Preferred Unit or Book-Entry Series A Preferred Unit in accordance with Section 3.2(c) without interest.

(ii)    Conversion of Series B Preferred Units. Each Series B Preferred Unit issued and outstanding as of immediately prior to the First Partnership Merger Effective Time shall be converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series B Preferred Unit in cash without any interest thereon (the “Series B Liquidation Preference”). As of the First Partnership Merger Effective Time, all Series B Preferred Units converted into the right to receive the Series B Liquidation Preference pursuant to this Section 3.1(c)(ii) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First Partnership Merger Effective Time, each holder of a certificate that immediately prior to the First Partnership Merger Effective Time represented any such Series B Preferred Units (“Certificated Series B Preferred Units”) or non-certificated Series B Preferred Units represented in book-entry form immediately prior to the First Partnership Merger Effective Time (“Book-Entry Series B Preferred Units”) shall cease to have any rights with respect thereto, except the right to receive the Series B Liquidation Preference to be paid in consideration therefor upon surrender of such Certificated Series B Preferred Unit or Book-Entry Series B Preferred Unit in accordance with Section 3.2(c) without interest.

(iii)    Conversion of Series C Preferred Units. Each Series C Preferred Unit issued and outstanding as of immediately prior to the First Partnership Merger Effective Time shall be converted into the right to receive the greater of (i) $25.00 plus the amount of any accumulated and unpaid distributions per Series C Preferred Unit to, but not including, the date of the First Partnership Merger Effective Time plus the amount of any distributions that would have accrued from the date of the First Partnership Merger Effective Time to, but not including, the fiftieth (50th) Business Day following the First Partnership Merger Effective Time and (ii) the sum of (i) the product of (x) the Alternative Conversion Amount (as defined in the Partnership Agreement) multiplied by (y) Partnership Unaffiliated Unitholders Consideration plus (ii) the amount of any accumulated and unpaid distributions for all prior Series C Distribution Periods (as defined in the Partnership Agreement) ending on or prior to the twentieth (20th) Business Day following the First Partnership Merger Effective Time, in cash without any interest thereon (such greater amount, the “Series C Fundamental Change Redemption Price”). As of the First Partnership Merger Effective Time, all Series C Preferred Units converted into the right to receive the Series C Fundamental Change Redemption Price pursuant to this Section 3.1(c)(iii) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First Partnership Merger Effective Time, each holder of a certificate that immediately prior to the First Partnership Merger Effective Time represented any such Series C Preferred Units (“Certificated Series C Preferred Units”) or non-certificated Series C Preferred Units represented in book-entry form immediately prior to the First Partnership Merger Effective Time (“Book-Entry Series C Preferred Units”) shall cease to have any rights with respect thereto, except the right to receive the Series C Fundamental Change Redemption Price to be paid in consideration therefor upon surrender of such Certificated Series C Preferred Unit or Book-Entry Series C Preferred Unit in accordance with Section 3.2(c) without interest.

(d)    Landmark Dividend Common Units, Incentive Distribution Rights and General Partner Interest.

(i)    Each Landmark Dividend Common Unit issued and outstanding as of immediately prior to the First Partnership Merger Effective Time, all Incentive Distribution Rights and the General Partner Interest will be unaffected by the First Partnership Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(ii)    At the Second Partnership Merger Effective Time (A) each Landmark Dividend Common Unit issued and outstanding as of immediately prior to the Second Partnership Merger Effective Time and (B) all Incentive Distribution Rights shall be converted into the right for Landmark Dividend or its Affiliates to receive the Equity Sales Note. As of the Second Partnership Merger Effective Time, all Landmark Dividend Common Unit and Incentive Distribution Rights converted into the right to receive the Equity Sales Note pursuant to this Section 3.1(d)(ii) shall no longer be outstanding and shall automatically be cancelled and cease to exist.

(iii)    At the Second Partnership Merger Effective Time the General Partner Interest automatically will be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such General Partner Interest.

(e)    REIT LLC Membership Interests and REIT Subsidiary Shares.

(i)    At the First REIT Merger Effective Time, the membership interests of REIT LLC (other than the REIT LLC Preferred Units) issued and outstanding immediately prior to the First REIT Merger Effective Time automatically will be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such membership interests. Each REIT LLC Preferred Unit issued and outstanding as of immediately prior to the First REIT Merger Effective Time shall be converted into the right to receive $1000.00 plus the amount of any accrued and unpaid distributions per REIT LLC Preferred Unit in cash without any interest thereon (the “REIT LLC Preferred Price”). As of the First REIT Merger Effective Time, all REIT LLC Preferred Unit converted into the right to receive the REIT LLC Preferred Price pursuant to this Section 3.1(e)(i) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the First REIT Merger Effective Time, each holder of a certificate that immediately prior to the First REIT Merger Effective Time represented any such REIT LLC Preferred Units (“Certificated REIT LLC Preferred Units”) or non-certificated REIT LLC Preferred Units represented in book-entry form immediately prior to the First REIT Merger Effective Time (“Book-Entry REIT LLC Preferred Units”) shall cease to have any rights with respect thereto, except the right to receive the REIT LLC Preferred Price to be paid in consideration therefor upon surrender of such Certificated REIT LLC

Preferred Unit or Book-Entry REIT LLC Preferred Unit in accordance with Section 3.1(e)(i) without interest. At the First REIT Merger Effective Time, the shares of capital stock of REIT Subsidiary issued and outstanding immediately prior to the First REIT Merger Effective Time shall remain outstanding and unchanged.

(ii)    At the Second REIT Merger Effective Time, each share of common stock of REIT Subsidiary outstanding prior to the Second REIT Merger Effective Time automatically will be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such shares. Each share of REIT Subsidiary Preferred Stock issued and outstanding as of immediately prior to the Second REIT Merger Effective Time shall be converted into the right to receive $1000.00 plus the amount of any accrued and unpaid distributions per REIT Subsidiary Preferred Stock in cash without any interest thereon (the “REIT Subsidiary Preferred Price”). As of the Second REIT Merger Effective Time, all REIT Subsidiary Preferred Stock converted into the right to receive the REIT Subsidiary Preferred Price pursuant to this Section 3.1(e)(ii) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the Second REIT Merger Effective Time, each holder of a certificate that immediately prior to the Second REIT Merger Effective Time represented any such REIT Subsidiary Preferred Stock (“Certificated REIT Subsidiary Preferred Stock”) or non-certificated REIT Subsidiary Preferred Stock represented in book-entry form immediately prior to the Second REIT Merger Effective Time (“Book-Entry REIT Subsidiary Preferred Stock”) shall cease to have any rights with respect thereto, except the right to receive the REIT Subsidiary Preferred Price to be paid in consideration therefor upon surrender of such Certificated REIT Subsidiary Preferred Stock or Book-Entry REIT Subsidiary Preferred Stock in accordance with Section 3.1(e)(ii) without interest. At the Second REIT Merger Effective Time, each Partnership Interest (as defined in the Partnership Agreement) outstanding prior to the Second REIT Merger Effective Time shall remain outstanding and unchanged.

(f)    Distributions. To the extent applicable, Unitholders immediately prior to the First Partnership Merger Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Unit with a record date occurring prior to the First Partnership Merger Effective Time that has been declared by the Partnership GP prior to the First Partnership Merger Effective Time or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and that remain unpaid as of the First Partnership Merger Effective Time. Such distributions by the Partnership are not part of the Transactions Consideration and shall be paid on the payment date set therefor to such Unitholders or former Unitholders, as applicable. To the extent applicable, Unitholders prior to the First Partnership Merger Effective Time shall have no rights to any distribution with respect to such Units with a record date occurring on or after the First Partnership Merger Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units prior to the First Partnership Merger Effective Time and that remains unpaid as of the First Partnership Merger Effective Time.

Section 3.2    Surrender of Common Units and Preferred Units.

(a)    Paying Agent. Prior to the Closing Date, LM Infra shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging the Certificated Common Units, the Certificated Series A Preferred Units, the Certificated Series B Preferred Units, the Certificated Series C Preferred Units, the Certificated REIT LLC Preferred Units or the Certificated REIT Subsidiary Preferred Stock, as applicable or the Book-Entry Common Units, the Book-Entry Series A Preferred Units, the Book-Entry Series B Preferred Units, the Book-Entry Series C Preferred Units, the Book-Entry REIT LLC Preferred Units or the Book-Entry REIT Subsidiary Preferred Stock, as applicable, for the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable. As promptly as practicable after the effective time for the applicable Merger, the Surviving Entity or its designee will send, or will cause the Paying Agent to send, to each holder of record of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT

Subsidiary Preferred Stock, as applicable, other than The Depository Trust Company (“DTC”) as of the effective time of the applicable Merger whose Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable were converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and LM Infra or its designee may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable.

(b)    Deposit. On or prior to the Closing Date, the Partnership shall deposit, or cause another designee to deposit, with the Paying Agent, in trust for the benefit of the holders of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable as of effective time of the applicable Merger whose Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable, are converting into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, at the effective time of the applicable Merger, an amount of cash in U.S. dollars equal to the amount of the aggregate Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price payable pursuant to Section 3.1(b), Section 3.1(c), Section 3.1(e)(i) and Section 3.1(e)(ii) and upon the due surrender of the applicable Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or applicable Book-Entry Units pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by LM Infra or its designee at or prior to the First REIT Merger Effective Time, deliver the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Section 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such consideration.

(c)    Exchange. Each former holder of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable, other than DTC, that have been converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, REIT LLC Preferred Price and REIT Subsidiary Preferred Price, as applicable, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of applicable Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or applicable Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such former holder has a right to receive pursuant to Section 3.1(b), Section 3.1(c), Section 3.1(e)(i) and Section 3.1(e)(ii). DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Partnership Unaffiliated

Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable. The Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the applicable Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of applicable Book-Entry Units, and letter of transmittal in accordance with the foregoing, provided that (i) no Person beneficially owning Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable, through DTC will be required to deliver a letter of transmittal to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, that such holder is entitled to receive through DTC and (ii) any such Person will receive its Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, in accordance with the customary payment procedures of DTC and its participants following the effective time of the applicable Merger. No interest shall be paid or accrued on any Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the effective time of the applicable Merger, represent for all purposes only the right to receive such consideration.

(d)    Other Payees. If any payment of the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or applicable Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the effective time of the applicable Merger, there shall be no further registration on the books of the Partnership or its Subsidiaries, as applicable, of transfers of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable. From and after the effective time of the applicable Merger, the former holders of Certificated Units or Book-Entry Units representing Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable, and that were outstanding immediately prior to the effective time of the applicable Merger cease to have any rights with respect to such applicable units, except as otherwise provided in this Agreement or by applicable Law, and the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price and the REIT Subsidiary Preferred Price, as applicable paid upon such conversion shall be deemed to have been paid in full satisfaction of all rights pertaining to such applicable Units. If, after the effective time of the applicable Merger, Certificated Units or Book-Entry Units are presented to the Paying Agent or the Surviving Entity, they shall be cancelled and exchanged for the Partnership

Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable provided for, and in accordance with the procedures set forth, in this Article III.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock converted into the right to receive the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or and the REIT Subsidiary Preferred Price, as applicable, 24 months after the First Partnership Merger Effective Time shall be returned to the Surviving Entity or its designee, upon demand, and any such holder who has not exchanged his, her or its Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock for the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable, in accordance with this Section 3.2 prior to that time shall thereafter look only to Merger Sub for delivery of the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable. Notwithstanding the foregoing, no Party shall be liable to any holder of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock for any Partnership Unaffiliated Unitholders Consideration, Series A Liquidation Preference, Series B Liquidation Preference, Series C Fundamental Change Redemption Price, REIT LLC Preferred Price or REIT Subsidiary Preferred Price, as applicable, duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Partnership Unaffiliated Unitholders Consideration, Series A Liquidation Preference, Series B Liquidation Preference, Series C Fundamental Change Redemption Price, REIT LLC Preferred Price or REIT Subsidiary Preferred Price, as applicable, remaining unclaimed by holders of Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units or REIT Subsidiary Preferred Stock, as applicable, immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Merger Sub, free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Partnership Unaffiliated Unitholders Consideration, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Fundamental Change Redemption Price, the REIT LLC Preferred Price or the REIT Subsidiary Preferred Price, as applicable, to be paid in respect of the Units represented by such Certificated Unit as contemplated by this Article III.

(h)    Withholding Taxes. Each of Buyer Parties, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i)    Investment of the Exchange Fund. The Surviving Entity may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by the Surviving

Entity, on a daily basis, in the Surviving Entity’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Partnership Unaffiliated Unitholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to the Surviving Entity or its designee.

Section 3.3    Treatment of Equity Participation Units.

(a)    As promptly as practicable following the date of this Agreement, and in any event prior to the First Partnership Merger Effective Time, the Board (or, if appropriate, any committee of the Board administering the Partnership LTIP) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and the Partnership LTIP (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3 and to terminate the Partnership LTIP effective as of the First Partnership Merger Effective Time.

(b)    Immediately prior to the First Partnership Merger Effective Time, each award of Equity Participation Units then outstanding and unsettled shall be settled, in accordance with the terms of the Partnership LTIP and the applicable award agreement, by a cash payment equal to the Partnership Unaffiliated Unitholders Consideration per Equity Participation Unit and, solely to the extent provided in the applicable award agreement and unpaid, an additional cash payment equal to product of (i) the number of outstanding Equity Participation Units and (ii) the value of any DER (as defined in the Partnership LTIP).

(c)    All cash amounts payable to holders of Equity Participation Units to non-employee directors shall be payable to the Paying Agent to be paid to accounts designated by such holder of Equity Participation Units.

Section 3.4    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the First Partnership Merger Effective Time the number of outstanding Common Units shall have been changed into a different number of Units or a different class or series by reason of the occurrence or record date of any Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction, the Partnership Unaffiliated Unitholders Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction and to provide the holders of Common Units, Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, as applicable, the same economic effect as contemplated hereby prior to such event.

Section 3.5    Dissenters’ or Appraisal Rights.

(a)    No dissenters’ or appraisal rights shall be available with respect to the First REIT Merger, First Partnership Merger, Second Partnership Merger, the Equity Sales or the other transactions contemplated hereby other than the Second REIT Merger.

(b)    Notwithstanding anything to the contrary set forth in this Agreement, each share of REIT Subsidiary Preferred Stock that is issued and outstanding immediately prior to the Second REIT Merger Effective Time and held by the stockholders of REIT Subsidiary who are entitled to demand appraisal and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL and, as of the Second REIT Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (collectively, “Dissenting REIT Subsidiary Shares”) shall not, with respect to the REIT Subsidiary Preferred Stock, be converted into, or represent the right to receive, the REIT Subsidiary Preferred Price. Such stockholders of REIT Subsidiary shall be entitled to receive payment of the appraised value of such Dissenting REIT Subsidiary Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting REIT Subsidiary Shares held by the stockholders of REIT Subsidiary who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting REIT Subsidiary Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting REIT Subsidiary Shares and shall thereupon, with respect to any such Dissenting REIT Subsidiary Shares that are REIT Subsidiary Preferred Stock, be deemed to have been converted into, and to have become exchangeable for, as of the Second REIT Merger Effective Time, the right to receive the REIT Subsidiary Preferred Price without interest thereon, upon surrender of the Certificated REIT Subsidiary Preferred Stock or Book-Entry REIT Subsidiary Preferred Stock in the manner provided in Section 3.2.

(c)    The Partnership and REIT Subsidiary shall give the Buyer Parties (i) prompt notice of any demands for appraisal received by REIT Subsidiary, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by REIT Subsidiary in respect of Dissenting REIT Subsidiary Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting REIT Subsidiary Shares. The Partnership and REIT Subsidiary shall not, except with the prior written consent of LM Infra, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting REIT Subsidiary Shares. If requested by LM Infra upon receiving notice of a demand for appraisal, the Partnership and REIT Subsidiary shall take all actions necessary to redeem any REIT Subsidiary Preferred Stock which are Dissenting REIT Subsidiary Shares related to such demand for appraisal in accordance with the terms of the Certificate of Designation of REIT Subsidiary.

(d)    If requested by the Buyer Parties, the Partnership and REIT Subsidiary shall take all actions reasonably necessary to effect a redemption of the REIT Subsidiary Preferred Stock prior to the Second REIT Merger Effective Time.

ARTICLE IV

Representations and Warranties of the Partnership Parties

Except (a) as disclosed in any SEC Report filed with the SEC prior to the date hereof (other than any disclosures contained therein under the headings “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (other than any factual information contained therein) or any general statements regarding risks and uncertainties that are similarly cautionary, predictive or forward-looking in nature) or (b) as set forth on the corresponding section or subsection of the disclosure letter delivered by the Partnership Parties to the Buyer Parties (the “Partnership Disclosure Schedule”) in connection with this Agreement, the Partnership Parties represent and warrant, jointly and severally, to the Buyer Parties as follows:

Section 4.1    Organization.

(a)    Each of the Partnership Parties (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets, rights and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Each of the Partnership Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets, rights and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)    The Partnership Parties have made available to LM Infra or its Affiliates true and complete copies of the Organizational Documents of each of the Partnership Entities as in effect on the date of this Agreement.

Section 4.2    Validity of Agreement; Authorization.

(a)    Each of the Partnership Parties has all necessary partnership, limited liability company or corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Partnership Party is or will be a party and to consummate the transactions contemplated hereby and thereby, subject to obtaining Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership Parties of this Agreement and the other Transaction Documents to which such Partnership Party is or will be a party, and the consummation by the Partnership Parties and the other Partnership Entities of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite partnership, limited liability company or corporate action by the Partnership Parties (other than the Partnership Unitholder Approval) and, except for obtaining Partnership Unitholder Approval, no other entity action on the part of any of the Partnership Entities is necessary to authorize the execution, delivery and performance by the Partnership Parties of this Agreement, the other Transaction Documents to which the Partnership Parties are or will be party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Partnership Parties are party have been duly executed and delivered by the Partnership Parties (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be executed and delivered by the Partnership Parties at the Closing) and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitute or will constitute a legal, valid and binding obligation of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, except insofar as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights, or by general principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Enforceability Exceptions”).

(b)    The Conflicts Committee, at a meeting duly called and held on August 21, 2021, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Transactions, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Transactions, and (iii) recommended that the Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions (actions set forth in clauses (i), (ii) and (iii), the “Committee Recommendation”). The action of the Conflicts Committee described in clause (ii) above constituted Special Approval of this Agreement and the transactions contemplated hereby, including the Transactions, under the Partnership Agreement.

(c)    The Board (acting in part based upon the recommendation of the Conflicts Committee), at a meeting duly called and held, has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, (iii) resolved to submit this Agreement to a vote of the holders of Common Units and (iv) resolved to recommend approval of this Agreement, including the Transactions, by the holders of Common Units.

Section 4.3    Capitalization; Title; Subsidiaries.

(a)    Section 4.3(a) of the Partnership Disclosure Schedule sets forth the number of outstanding Equity Securities of each LMRK Company and the record owner thereof and with respect to each Equity Participation Unit (i) the date of grant, (ii) the vesting schedule with respect to such Equity Securities, (iii) the termination date and (iv) the value of any DER. No other Equity Securities of any of the LMRK Companies are issued and outstanding and the Equity Interests constitute all of the issued and outstanding Equity Securities of the LMRK Companies.

(b)    All of the issued and outstanding Equity Securities of the LMRK Companies were validly issued and are fully paid, nonassessable and are owned beneficially and of record by REIT Subsidiary or REIT LLC, as applicable, free and clear of all Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws and other Permitted Encumbrances). The Equity Interests have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any Contract or any provision of applicable Law or any Organizational Document of any LMRK Company.

(c)    There are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, “phantom” stock rights, stock appreciation rights, stock based performance units, convertible or exchangeable securities, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating any of the LMRK Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Securities of any of the LMRK Companies or obligating any of the LMRK Companies to grant, extend or enter into any such agreement or commitment, or (ii) obligations of any of the LMRK Companies to repurchase, redeem or otherwise acquire any securities referred to in clause (i).

(d)    Except for this Agreement, there are no voting trusts, proxies or other Contracts to which any of the LMRK Companies, REIT LLC or REIT Subsidiary is a party or is bound with respect to the voting of any of the Equity Securities of any of the LMRK Companies, including any such voting trusts, proxies or other Contracts restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.

(e)    There are no Contracts to which any LMRK Company is a party or bound thereby which require the purchase by any LMRK Company of any Equity Securities of, or investment in, any Person. Each of REIT Subsidiary and REIT LLC has good and valid title to the Equity Interests set forth opposite its name on Section 4.3(a) of the Partnership Disclosure Schedule, free and clear of any Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws and other Permitted Encumbrances) and at the Closing, each of REIT Subsidiary and REIT LLC shall deliver to LM DV Infra good and marketable title to such Equity Interests, free and clear of any Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities Laws and other Permitted Encumbrances).

(f)    As of close of business on August 20, 2021, there are outstanding (i) 25,488,992 Common Units, (ii) 1,788,843 Series A Preferred Units, (iii) 2,628,932 Series B Preferred Units, (iv) 1,982,700 Series C Preferred Units, (v) the General Partner Interest and (vi) all of the Incentive Distribution Rights. As of close of business on August 20, 2021, there are zero Equity Participation Units outstanding and 730,537 Common Units remaining available with respect to which additional awards may be granted under the Partnership LTIP. Except for the Equity Participation Units there are no Equity Securities outstanding under the Partnership LTIP or any other equity or equity-based incentive plan of the LMRK Companies. Except as described in this Section 4.3(f), there are no voting securities or other outstanding equity interests (or interests convertible into equity interests) in the Partnership. All of the outstanding equity interests of the Partnership have been, or upon issuance will be, duly authorized and validly issued and are or upon issuance will be fully paid (to the extent required under the Partnership Agreement) and non-assessable except to the extent specified in the DRULPA or in the Partnership Agreement, and are not subject to any Encumbrances, other than (x) restrictions on transfer arising under applicable securities Law or the DRULPA, as applicable and (y) in the applicable terms of this Agreement or Securitization Documents, as applicable.

(g)    The Partnership GP is the record and beneficial owner of the General Partner Interest, which constitutes 100% of the outstanding general partner interests in the Partnership, free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of this Agreement and the Organizational Documents of the Partnership. The Partnership GP is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the General Partner Interest by sale, lease, license or otherwise. The Partnership GP has all necessary limited liability company power and authority to act as general partner of the Partnership.

(h)    Except (x) as described in the Organizational Documents of the Partnership Entities, (y) to the extent relating to equity interests of the Partnership Entities owned beneficially or of record by the Buyer Parties or their respective Affiliates, including Landmark Dividend, as a result of the actions of such Person (with respect to which, in the case of the matters referred to in this clause (y) and for the avoidance of doubt, the Partnership Parties make no representation or warranty) and (z) for the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Common Units or other equity awards in accordance with the terms of any existing equity-based bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any employee’s termination of service), with respect to the Partnership Entities pursuant to the Partnership LTIP or entered into in accordance with Section 6.2 after the date of this Agreement, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such Partnership Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such Partnership Entities; (ii) outstanding securities or obligations of any kind of any of such Partnership Entities which are convertible into or exercisable or exchangeable for any equity interest in any of such Partnership Entities or any other Person, and none of such Partnership Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such Partnership Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such Partnership Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such Partnership Entity; and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other similar arrangements or commitments to which any of such Partnership Entity is a party (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Common Units may have imposed on any Common Units).

(i)    Section 4.3(i) of the Partnership Disclosure Schedule sets forth each Subsidiary of the Partnership as of the date hereof. As of the date hereof, the Partnership does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of the Partnership.

(j)    Except as set forth on Section 4.3(j) of the Partnership Disclosure Schedule, no Person other than the Partnership or its Subsidiaries owns any interests in any Subsidiary of the Partnership as of the date hereof.

(k)    All of the outstanding equity interests in the Partnership Entities held, directly or indirectly, by the Partnership (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a corporation, limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the DGCL, DLLCA or the DRULPA, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of formation of any Partnership Entity), or in the Organizational Documents of such applicable Partnership Entity and (ii) are owned, directly or indirectly, by the Partnership, free and clear of all Encumbrances other than (x) restrictions on transfer arising under applicable securities Laws, the DGCL, the DLLCA and the DRULPA, and (y) the applicable terms and conditions of this Agreement, the Securitization Documents and the Organizational Documents of such Partnership Entity.

Section 4.4    No Conflicts; Consents.

(a)    The execution, delivery and performance by the Partnership Parties of this Agreement and the other Transaction Documents to which any Partnership Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate or conflict with any provision of the Organizational Documents of any of the Partnership Entities, assuming the Partnership Unitholder Approval is obtained; (ii) violate any applicable Law binding on any of the Partnership Entities; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which a Partnership Entity is a party or by which any Partnership Entity is bound or to which any Partnership Entity’s properties, rights or assets are subject; or (iv) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the properties, rights or assets of any of the Partnership Entities; except, in the case of clauses (ii), (iii), and (iv) for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, or (ii) (a) compliance with and filings under the Required Approvals, (b) (x) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Transactions and the other transactions contemplated hereby and (y) any filing in respect of the Transactions applicable under state “blue sky” or similar securities Laws, (c) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (d) such filings as may be required under the rules and regulations of the NASDAQ Global Market for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, and (e) any consent, approval, waiver, authorization, declaration, filing, registration or qualification as have been waived, made or obtained or with respect to which the time for asserting such right has expired, neither the execution and delivery by the Partnership Parties of this Agreement or any other Transaction Document nor either Partnership Party’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by any Partnership Party.

Section 4.5    Financial Statements; SEC Reports. Since January 1, 2019, the Partnership has timely filed all SEC Reports. All such SEC Reports, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No SEC Report at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements (including any related notes thereto) contained or incorporated by reference in such SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Partnership and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Partnership and its consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.6    Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of August 21, 2021 to the effect that, as of such date, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Partnership Unaffiliated Unitholders Consideration to be received by Partnership Unaffiliated Unitholders in the First Partnership Merger is fair, from a financial point of view, to Partnership Unaffiliated Unitholders (such opinion, the “Partnership Fairness Opinion”). The Partnership shall forward to LM Infra, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 4.7    Disclosure Controls; Sarbanes-Oxley.

(a)    The Partnership has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of the Partnership GP, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made. From the date of the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 to the date of this Agreement, the Board has not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(b)    The Partnership, and to the Partnership Parties’ Knowledge, the directors and officers of the Partnership GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, and any applicable requirements of a national securities exchange, in each case, that are effective and applicable to the Partnership.

Section 4.8    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership Parties specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to the Unitholders, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, at the time such amendment or supplement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership Parties make no representation or warranty with respect to information supplied by or on behalf of the Buyer Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.9    Absence of Undisclosed Liabilities. None of the Partnership Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for (x) in the consolidated financial statements included in the SEC Reports or (y) in the “contractual obligations” subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the SEC Reports, in each case, other than (a) liabilities that have arisen in the ordinary course of business consistent with past practice since January 1, 2019, (b) liabilities incidental to the existence and status of the Partnership Entities as entities under the Laws of their respective jurisdictions of incorporation, organization or formation, such as annual fees owed to such jurisdictions and fees owed to a registered agent in such jurisdictions, or (c) other liabilities of the Partnership Entities that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.10    Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of any Partnership Entity. Section 4.10 of the Partnership Disclosure Schedule describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable.

Section 4.11    Absence of Certain Changes or Events.

(a)    Since December 31, 2020, there has not been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    From December 31, 2020 through the date of this Agreement, (i) the business of each of the Partnership Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the Partnership Entities respective properties or assets that are material to the business of the Partnership Entities, as applicable, taken as a whole, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Without limiting the foregoing, from December 31, 2019 through the date of this Agreement, the Partnership has not declared or paid, or has agreed or committed to declare or pay, any distribution payable in cash, stock or property, other than the declaration and payment of regular quarterly distributions to holders of Common Units in accordance with the Partnership Organizational Documents and as approved by the Board, in its capacity as the general partner of the Partnership.

Section 4.12    Compliance with Law; Permits.

(a)    The operations of each Partnership Entity are currently being conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets, rights and properties, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities, nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any of the Partnership Entities, except any such violation as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, none of the Partnership Entities is under investigation by any Governmental Authority for potential, material non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Each of the Partnership Entities is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate its assets, rights and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)    The representations and warranties contained in this Section 4.12 do not address Tax matters, employee and benefit matters, or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.16, respectively.

Section 4.13    Tax Matters.

(a)    Each of the Partnership Entities has:

(i)    timely filed (or has obtained extensions with respect to) all material income Tax Returns and other material Tax Returns required to be filed through the date hereof, which Tax Returns are complete and correct in all material respects;

(ii)    timely paid in full all material Taxes owed by such entity which have become due, other than those which are being contested in good faith or for which adequate reserves have been established in accordance with GAAP; and

(iii)    timely withheld, collected or deposited all material Taxes required to have been withheld, collected or deposited by such entity, as the case may be, and to the extent required, timely paid such amounts to the relevant Tax Authority.

(b)    There is no material action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of any of the Partnership Entities either claimed or raised by any Tax Authority in writing.

(c)    The Partnership is classified as a partnership for U.S. federal income Tax purposes and has made an election pursuant to Section 754 of the Code, and such election is currently in effect.

(d)    None of the Partnership, REIT LLC, or REIT Subsidiary has executed any agreements or waivers that are outstanding extending the applicable statutory periods of limitation for any material Taxes.

(e)    Except for any agreements between or among the Partnership, REIT LLC, or REIT Subsidiary, none of the Partnership, REIT LLC, or REIT Subsidiary is a party to any Tax-sharing agreement or Tax indemnity agreement, excluding for the avoidance of doubt any agreement in which Taxes are not the primary subject of the agreement, nor does any of the Partnership, REIT LLC, or REIT Subsidiary has any material continuing obligations under such agreements. No power of attorney related to Taxes which will be in effect after the Closing has been granted by any of the Partnership, REIT LLC, or REIT Subsidiary. None of the Partnership, REIT LLC, or REIT Subsidiary has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, and none of the Partnership, REIT LLC, or REIT Subsidiary has any liability for the Taxes of any other Person, whether under Treasury Regulations Section 1.1502-6, as a transferee or successor or by Contract.

(f)    None of the Partnership, REIT LLC, or REIT Subsidiary has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(g)    Neither the REIT Subsidiary nor the REIT LLC has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)    Each of the REIT Subsidiary and the REIT LLC has been properly treated as a REIT beginning with the first taxable year on which each of the REIT Subsidiary and the REIT LLC, respectively, elected to be taxed as a REIT through the Closing Date.

(i)    As of the date hereof, neither the REIT Subsidiary nor the REIT LLC have any earnings and profits accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(j)    Since the beginning of the first taxable year on which each of the REIT Subsidiary and REIT LLC, respectively, elected to be taxed as a REIT, neither the REIT Subsidiary nor the REIT LLC has incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid other than any Taxes payable as a result of the transactions contemplated hereby.

Section 4.14    Employees and Benefit Matters.

(a)    No Partnership Entity has any employees or is party to any collective bargaining agreement or other Contract with a labor union or similar organization.

(b)    No Partnership Entity sponsors, maintains, contributes to or has any obligation to contribute to any employee benefit plan or arrangements other than the Partnership LTIP.

Section 4.15    Insurance. The insurance policies covering the Partnership Entities and their respective businesses and properties are with reputable insurance carriers and in character and amount customary for Persons engaged in similar business in similar industries and subject to the same or substantially similar perils or hazards, provide reasonably adequate coverage in all material respects for all customary, material risks incident to the businesses of the Partnership Entities and are in all material respects in force in accordance with their terms. None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance.

Section 4.16    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(i)    Each of the Partnership Entities is, and, since January 1, 2020, has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits necessary for its operations as conducted during the applicable time.

(ii)    Other than as set forth on Schedule 4.16(a)(ii), none of the Partnership Entities has received written notice of any investigations by a Governmental Authority or Proceedings that are pending or threatened against any of the Partnership Entities alleging noncompliance with or liability under any Environmental Laws or investigating or alleging any Environmental Liabilities.

(iii)    No Release of any Hazardous Material by any of the Partnership Entities or, to the Partnership Parties’ Knowledge, by any other Person is occurring or has occurred (A) at any owned, leased or operated real property or, (B) by any of the Partnership Entities (or any Person with whom any of them has arranged for disposal of Hazardous Material) or, to the Partnership Parties’ Knowledge, by any other Person at any other location, in either case (A) or (B) in quantities or under circumstances that could reasonably be expected to result in any Environmental Liability.

(iv)    None of the Partnership Entities has assumed or retained any known and outstanding Environmental Liabilities as a result of any contract.

(b)    The Partnership Parties have made available to the Buyer Parties a copy of all material reports of any environmental assessments (including Phase I or Phase II environmental site assessments), or environmental or occupational health-and-safety regulatory compliance audits relating to any Partnership Entity, to the extent any such report is in any Partnership Party’s possession.

Section 4.17    Material Contracts.

(a)    As of the date of this Agreement, the Material Contracts made available to LM Infra or its Affiliates include all Material Contracts to which a Partnership Entity is a party or otherwise bound.

(b)    Each of the Material Contracts to which any Partnership Entity is a party (i) constitutes the legal, valid and binding obligation of each such Partnership Entity party thereto, and, to the Partnership Parties’ Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, and (ii) is in full force and effect, except insofar as such enforceability may be limited by the Enforceability Exceptions, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. A true and complete copy of each Material Contract and all amendments thereto have been made available to LM Infra or its Affiliates.

(c)    No Partnership Entity or, to the Partnership Parties’ Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and, to the Partnership Parties’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a Partnership Entity or any other party to such Material Contract.

(d)    No Partnership Entity is in default or breach in any material respect under the terms of the Securitization Documents and, to the Partnership Parties’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a Partnership Entity to the Securitization Documents.

Section 4.18    Litigation.

(a)    Since January 1, 2019, there have been no Proceedings pending or, to the Partnership Parties’ Knowledge, threatened against or involving the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Partnership Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any Partnership Entity or any of their respective assets, rights and properties that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the Partnership Entities to own, use or operate the assets, rights, properties or businesses of the Partnership Entities as they are currently owned, used, operated and conducted by the Partnership Entities and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the Partnership Entities or any of their respective properties, rights or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    The representations and warranties contained in this Section 4.18 do not address Tax matters, employee and benefit matters, or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.16, respectively.

Section 4.19    Real Property.

(a)    The Partnership Parties have good and indefeasible fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    The Partnership Parties have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Except as would not reasonably be expected to have Partnership Material Adverse Effect, each Real Property Lease is valid and binding on the applicable Partnership Party, and, to the Partnership Parties’ Knowledge, the counterparties thereto, and is in full force and effect. None of the Partnership Parties is in breach of, or default under, any Real Property Lease to which it is a party, except for such breaches or defaults that would not reasonably be expected to have a Partnership Material Adverse Effect. The Partnership Parties have made available to the Buyer Parties true and complete, in all material respects, copies of all Real Property Leases.

(c)    The Partnership has made available to the Buyer Parties a true and complete copy of each Other Real Property Interest Agreement vesting Other Real Property Interests that are material to the business of a Partnership Party, including, if applicable, a recorded copy thereof. To the Partnership Parties’ Knowledge, none of the Partnership Parties has received any written notice from any grantor of any Other Real Property Interest of a breach or default of any such Other Real Property Interest Agreement. None of the Partnership Parties is in material breach or default under any Other Real Property Interest Agreement. To the Partnership Parties’ Knowledge, no event or circumstance that, with notice or lapse of time, or both, has occurred that would constitute a material breach or default by the party that is the grantee or grantor of such Other Real Property Interest.

(d)    The use and operation of the Owned Real Property and Leased Real Property in the ordinary course of business materially conforms to all applicable building, zoning, safety, and other Laws, statutes, ordinances, rules, regulations, codes, licenses, Permits, and all other restrictions and conditions. The Partnership has not received written notice from any Governmental Authority relating to (i) violations of building, zoning, safety and fire ordinances or regulations which are not remedied or uncorrected; (ii) claims of any material defect or deficiency with respect to any Owned Real Property or Leased Real Property which are not remedied or uncorrected; or (iii) requests for the performance of any repairs, alterations or other work reasonably expected to cost more than $50,000 in any single instance or $250,000 in the aggregate of all such instances to the Owned Real Property, other than any which the Partnership Parties have remedied or corrected.

(e)    The Owned Real Property, the Leased Real Property and the Other Real Property Interests (i) constitute all the material properties used in, or necessary for, the operation of the business of the Partnership Parties as currently operated by the Partnership Parties and (ii) are in good operating condition (subject to normal wear and tear) and are suitable for the uses for which they are being used and not in need of replacement.

Section 4.20    Intellectual Property; Privacy.

(a)    Section 4.20(a) of the Partnership Disclosure Schedule sets forth all material Intellectual Property registrations and applications owned by any Partnership Entity necessary for the conduct of its respective business in the manner described in the SEC Reports. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (i) the above scheduled items are subsisting, unexpired and, to the Partnership Parties’ Knowledge, valid and enforceable; (ii) the Partnership Entities own all of the Intellectual Property owned or purported to be owned by them, free and clear of all Encumbrances (other than Permitted Encumbrances); (iii) the conduct of the business of the Partnership Entities does not materially conflict with or infringe, and such Partnership Entity has not received any notice of any claims alleging the same; and (iv) to the Partnership Parties’ Knowledge, no Person is infringing the Intellectual Property of the Partnership Entities.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (i) each of the Partnership Entities has taken commercially reasonable efforts to ensure the confidentiality, integrity, continuous operation, redundancy and security of all IT Assets used in connection with its business and any information (including personal information) stored therein or processed thereby, and there have been no material breaches, violations, outages, interruptions or unauthorized uses of (or unauthorized access to) same, except for those that were resolved without material cost, liability or the duty to notify any Person; and (ii) the above IT Assets are adequate for the operation of the business of each of the Partnership Entities, function in accordance with their intended purpose, and are free of material errors, defects, viruses, malware or other corruptants.

Section 4.21    Listing. The Common Units are listed on the NASDAQ Global Market.

Section 4.22    OFAC. None of the Partnership Entities nor, to the Partnership Parties’ Knowledge, any director, officer, agent, employee or Affiliate of any of the Partnership Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.23    PATRIOT Act Compliance. To the Partnership Parties’ Knowledge, none of the Partnership Entities is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any USA PATRIOT Act offense.

Section 4.24    Anti-Corruption. None of the Partnership Entities, or any of their respective directors, officers, employees, or to the Partnership Parties’ Knowledge, any of its representatives, consultants, or any other Person acting for or on behalf of the foregoing (individually and collectively) has for the past five years, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other illicit payments to any officer, employee, or agent of any Governmental Authority, to any political party, political party official, or candidate for political office, or to any other Persons, where such action would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, any Laws prohibiting commercial bribery, or any other applicable Law prohibiting bribery or corruption (“Applicable Anti-Corruption Laws”). The Partnership Entities have implemented and maintain policies and procedures reasonably designed to detect and prevent violations of Applicable Anti-Corruption Laws.

Section 4.25    Investment Company Act. No Partnership Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.26    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, no Partnership Party nor any other Person, including any Affiliate of any Partnership Party, makes or has made any other express or implied representation or warranty with respect to the Partnership Entities or with respect to any other information provided to the Buyer Parties or their Affiliates or Representatives in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger. Without limiting the generality of the foregoing, no Partnership Party nor any other Person will have or be subject to, and each Partnership Party disclaims, any Liability or other obligation to a Buyer Party or any other Person resulting from the distribution or communication to a Buyer Party (including its Affiliates and Representatives) of, or a Buyer Party’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to a Buyer Party or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership Parties acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership Parties have not relied on, and none of the Buyer Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Buyer Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement and the other Transaction Documents or otherwise with respect to information provided by or on behalf of the Buyer Parties or any of their respective Affiliates or Representatives.

ARTICLE V

Representations and Warranties of the Buyer Parties

Except as set forth on the corresponding section or subsection of the disclosure letter delivered by the Buyer Parties to the Partnership Parties (the “Buyer Parties Disclosure Schedule”) prior to the execution of this Agreement, the Buyer Parties hereby represent and warrant, jointly and severally, to the Partnership Parties as follows:

Section 5.1    Organization.

(a)    Each of the Buyer Parties and Landmark Dividend (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Each of the Buyer Parties and Landmark Dividend is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2    Operations and Ownership of Merger Sub and Merger Sub II. As of the date hereof, LM Infra is the sole record and beneficial owner of 100% of the limited liability company interest in Merger Sub and owns such interests free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws and (y) the applicable terms and conditions of the Organizational Documents of Merger Sub. As of the date hereof, Merger Sub is the sole record and beneficial owner of 100% of the limited liability company interest in Merger Sub II and owns such interests free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws and (y) the applicable terms and conditions of the Organizational Documents of Merger Sub II. Merger Sub and Merger Sub II were formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub and Merger Sub II have not and will not have (i) incurred, directly or indirectly, any obligations, (ii) engaged in any business activities of any type or kind whatsoever, directly or indirectly, (iii) entered into any agreements or arrangements with any Person, or (iv) acquired any material assets or liabilities other than those incidental to its existence.

Section 5.3    Ownership of Partnership Units. As of the date of this Agreement:

(a)    As of the date hereof, Landmark Dividend is the beneficial owner of (i) 3,360,308 Common Units, (ii) all of the General Partner Interests and (iii) all of the Incentive Distribution Rights and owns such interests free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws and (y) the applicable terms and conditions of the Partnership Agreement. The sole member of Landmark Dividend has approved Landmark Dividend entering into this Agreement and consummating the Transactions. Landmark Dividend is the sole member of the Partnership GP. The Board has consented to and approved this Agreement, the execution, delivery and performance of this Agreement by the Partnership GP and the consummation of the transactions contemplated hereby, including the Transactions; and

(b)    Other than as set forth on the Schedule 13D filed by Landmark Dividend on June 2, 2021, as of the date hereof, no Buyer Party or, to Buyer Parties’ Knowledge, its Affiliates other than Landmark Dividend owns beneficially or of record any Common Units.

Section 5.4    Validity of Agreement; Authorization. Each of the Buyer Parties and Landmark Dividend has full power and authority to enter into this Agreement and the other Transaction Documents to which such Party is or will be a party and to perform its respective obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Party is or will be a party and the performance by such Party of its respective obligations hereunder and thereunder have been duly authorized by such Party’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Party are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents to which such Party is a party have been duly executed and delivered by such Party (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be executed and delivered by such Party at the Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Party’s valid and binding obligations, enforceable against such Party in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 5.5    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Buyer Party or Landmark Dividend is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of any Buyer Party’s or Landmark Dividend’s Organizational Documents; (b) violate any applicable Law binding on such Party; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which such Party is a party or by which such Party is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of such Party’s properties or assets; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of such Party, except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.6    Consents and Approvals. Except as set forth on Section 5.6 of the Buyer Party Disclosure Schedule, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any similar Person (on the part of any Buyer Party or Landmark Dividend) is required for such Party to execute and deliver this Agreement and the other Transaction Documents to which such Party is a party or to perform its respective obligations hereunder or thereunder.

Section 5.7    Legal Proceedings. As of the date hereof, there are no Proceedings pending or, to the Buyer Parties’ Knowledge, threatened against or involving any Buyer Party or Landmark Dividend, that, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect. As of the date hereof, there are no Orders of any Governmental Authority outstanding against any Buyer Party or Landmark Dividend or any of its respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.8    Access to Information. LM Infra acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the LMRK Companies, the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the LMRK Companies, the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the LMRK Companies, the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the LMRK Companies, the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.9    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Buyer Parties specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to the Unitholders, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, at the time such amendment or supplement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Buyer Party makes any representation or warranty with respect to information supplied by or on behalf of the Partnership Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10    Brokers and Other Advisors. Except for the fees and expenses payable to TAP Advisors and RBC Capital Markets, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of the Buyer Parties or any of their respective Affiliates.

Section 5.11    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the Buyer Parties’ Knowledge, threatened against any Buyer Party, and no Buyer Party is insolvent.

Section 5.12    Available Funds. As of the date hereof, the Buyer Parties have delivered to the Partnership Parties true and complete fully executed copies of the Commitment Letters (in each case, together with all exhibits, schedules and annexes thereto). The aggregate proceeds contemplated by the Financing pursuant to the Debt Commitment Letter will be, if funded in accordance with the terms and conditions thereof (both before and after giving effect to any “flex” provisions contained in the Fee Letter), sufficient, when taken together with the amount of the Equity Financing, for the Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of the Transactions Consideration and any fees and expenses of or payable by the Buyer Parties under this Agreement and the Commitment Letters that are due and payable on the Closing Date (collectively, the “Required Amount”). As of the date hereof, each of the Commitment Letters constitutes the legal, valid and binding obligation of the Buyer Parties and, to the Buyer Parties’ Knowledge, each other party thereto, enforceable against each party thereto in accordance with its terms, except insofar as such enforceability may be limited by the Enforceability Exceptions. As of the date hereof, the Buyer Parties have fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement pursuant to the Commitment Letters or otherwise in connection with the Financing. As of the date hereof, no event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, could constitute or could reasonably be expected to constitute a breach or default on the part of the Buyer Parties or, to the Buyer Parties’ Knowledge, any other party thereto under any of the Commitment Letters or that would result in the Financing contemplated thereby to be unavailable or materially delayed. There are no conditions precedent related to the funding of the full amount of the Financing on the terms set forth in the Commitment Letters other than as expressly set forth in the Commitment Letters. None of the Commitment Letters has been modified or amended as of the date hereof (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) and, as of the date hereof, none of the commitments under any of the Commitment Letters has been withdrawn or rescinded in any respect. As of the date hereof, there are no other agreements, side letters or arrangements to which the Buyer Parties or any of their respective Affiliates is a party relating to the Financing that could adversely affect the availability of the Debt Financing or the Equity Financing. As of the date hereof, no Buyer Party has any reason to believe that the Buyer Parties or, to the Buyer Parties’ Knowledge, any other parties to the Commitment Letters will be unable to satisfy on a timely basis any condition of the Commitment Letters required to be satisfied by any Buyer Party or that the full amount of the Financing will not be available on the Closing Date.

Section 5.13    Certain Arrangements. As of the date hereof, there are no Contracts or commitments to enter into Contracts (a) between any Buyer Party or, to the Buyer Parties’ Knowledge, any of their respective Affiliates, on the one hand, and any member of the Partnership’s management or the Board or any beneficial owner of Units, on the other hand, that relate in any way to the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any Partnership Unaffiliated Unitholder would be entitled to receive value or consideration of a different amount or nature than the Partnership Unaffiliated Unitholder Consideration or pursuant to which any holder of Common Units agrees to vote to approve this Agreement or the Transactions

Section 5.14    Investment Company Act. No Buyer Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.15    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, no Buyer Party nor any other Person, including any Affiliate of any Buyer Party, makes or has made any other express or implied representation or warranty with respect to the Buyer Parties or with respect to any other information provided to the Partnership Parties, the Board, the Conflicts Committee or their respective Representatives in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the Transactions. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither the Buyer Parties nor any other Person will have or be subject to, and each Buyer Party disclaims, any Liability or other obligation to the Partnership Parties or any other Person resulting from the distribution or communication to the Partnership Parties, the Board or the Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated to the Partnership Parties, the Board, the Conflicts Committee or their respective Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents, unless any such information is the subject of an express representation or warranty set forth in this Article V. The Buyer Parties acknowledge and agree that, except for the representations and warranties contained in Article IV, the Buyer Parties have not relied on, and none of the Partnership Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Partnership Entities or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement and the other Transaction Documents or otherwise with respect to information provided by or on behalf of the Partnership Parties or any of their respective Affiliates or Representatives.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1    Preparation of the Partnership Proxy Statement and Schedule 13E-3; No Solicitation; Partnership Unitholder Meeting.

(a)    As promptly as practicable following the date of this Agreement, the Partnership Parties and the Buyer Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13E-3 under the Exchange Act, and the Partnership and LM Infra shall prepare and the Partnership shall file with the SEC the Partnership Proxy Statement. Each of the Partnership and LM Infra shall use its commercially reasonable efforts to cause the definitive Partnership Proxy Statement to be filed with the SEC and to cause the Partnership Proxy Statement to be mailed to the Unitholders as promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon reasonable request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the First REIT Merger Effective Time any information relating to a Party or any of their respective Affiliates, directors or officers, is discovered by another Party that should be set forth in an amendment or supplement to the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Unitholders. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership Parties, with the Buyer Parties’ cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and the Parties shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by the applicable Parties without providing the other Parties a reasonable opportunity to review and comment thereon, which comments the filing Party shall consider in good faith.

(b)    The Partnership shall, with the Buyer Parties’ cooperation, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the holders of Common Units (including any postponements, adjournments or recesses thereof, the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. The Partnership shall, (unless the Conflicts Committee has made a Partnership Adverse Recommendation Change in accordance with this Agreement) through the Board, recommend to the holders of Common Units approval of this Agreement and the Transactions (collectively, the “Board Recommendation”) and use reasonable best efforts to obtain from the holders of Common Units the Partnership Unitholder Approval. Without limiting the generality of the foregoing, the Partnership shall promptly advise LM Infra of any material communication received by the Partnership in writing after the date hereof from any Person related to any potential vote by a Significant Unitholder against the Transactions. The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, unless the Conflicts Committee has made a Partnership Adverse Recommendation Change in accordance with this Agreement, the Board Recommendation. Without limiting the generality of the foregoing, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by a Partnership Adverse Recommendation Change by the Conflicts Committee. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the Partnership Unitholder Meeting or (iv) if the Partnership has delivered any notice contemplated by Section 6.1(e) and the time periods contemplated by Section 6.1(e) have not expired; provided, however, that in the case of the circumstances described in clauses (i), (ii), (iii) and (iv), the Partnership shall (x) be required to postpone or adjourn the Partnership Unitholder Meeting to the extent requested by LM Infra, for a total period not in excess of 20 Business Days, subject to clause (y), and (y) not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two Business Days prior to the Outside Date.

(c)    Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership, with the Buyer Parties’ cooperation, shall submit this Agreement to the holders of Common Units for approval at the Partnership Unitholder Meeting even if the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

(d)    Except as expressly permitted by this Section 6.1, the Partnership Parties shall not, and shall cause their respective Subsidiaries and their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose to publicly withdraw, modify or qualify, in a manner adverse to the Buyer Parties, the Board Recommendation or the Committee Recommendation or (ii) fail to include the Board Recommendation in the Partnership Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(e)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.1(e), the Conflicts Committee may make a Partnership Adverse Recommendation Change in response to an Intervening Event if the Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would be inconsistent with its duties under applicable Law, as modified by the Partnership Agreement; provided, however, that any Partnership Adverse Recommendation Change shall have no effect on the validity of the Special Approval granted by the Conflicts Committee, which shall remain in full force and effect for all purposes under the Partnership Agreement and, further provided, however, that the Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)    the Conflicts Committee has provided prior written notice to LM Infra specifying in reasonable detail the reasons for such action at least three Business Days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given if there are fewer than three Business Days prior to the expected date of the Partnership Unitholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)    during the Partnership Notice Period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with LM Infra in good faith (to the extent LM Infra desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change in response to an Intervening Event would not be inconsistent with the Conflicts Committee’s duties under applicable Law, as modified by the Partnership Agreement, provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by LM Infra in determining whether to make a Partnership Adverse Recommendation Change.

Section 6.2    Conduct of Business.

(a)    Prior to the Closing Date,

(i)    the Partnership GP shall cause the other Partnership Entities to, operate in the ordinary course of business consistent with past practices in all material respects except as prohibited by applicable Law or as otherwise contemplated by this Agreement or any of the other Transaction Documents; provided, that this Section 6.2(a)(i) shall not prohibit the Partnership Entities from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (i) changes or developments resulting from the COVID-19 pandemic or (ii) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership Entities to take commercially reasonable actions outside of the ordinary course of business consistent with past practice and in a manner not involving the entry by any Partnership Entity into businesses that are materially different from the businesses of the Partnership Entities on the date hereof; and

(ii)    the Partnership GP shall, subject to the requirements of the Partnership Agreement and the limitations of applicable Law, cause the Partnership to declare and pay regular quarterly cash dividends of $0.20 per Common Unit to the holders of the Common Units with declaration, record and payment dates consistent with past practice.

(b)    Except (1) as provided in this Agreement or any of the other Transaction Documents, (2) as described on Section 6.2 of the Partnership Disclosure Schedule, (3) as required by applicable Law or COVID-19 Measures, or (4) as consented to in writing by LM Infra (such consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing Date, the Partnership GP shall not, and shall cause the other Partnership Entities not to, as applicable:

(i)    amend the Organizational Documents of (x) the Partnership GP, the Partnership, REIT LLC or REIT Subsidiary or (y) any other Partnership Entity if, in the case of this clause (y), such amendment is adverse to the Buyer Parties in any material respects or would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement;

(ii)    declare or pay any distribution payable in cash, stock or property, other than (x) pursuant to Section 6.2(a)(ii) or (y) as required by the terms of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units and REIT Subsidiary Preferred Stock.

(iii)    make or enter into any transaction or series of related transactions for the acquisition or disposition of material assets, rights or property or the expansion of, or other capital projects relating to, existing material assets, rights or properties that involves a total purchase price or cost exceeding $50,000,000 individually or in the aggregate; provided, however, that nothing in this Section 6.2(b)(iii) shall be deemed to constitute a restriction on any expansion projects, capital projects and other authorizations for expenditure, in each case, approved prior to the date hereof, and authorized expenditures relating thereto or contemplated thereby shall not count toward the dollar limitation referenced in this Section 6.2(b)(iii);

(iv)     split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any Partnership Entity’s capital stock or other equity interests;

(v)    enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, in each case, to the extent such transaction would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement;

(vi)    issue, deliver, grant, pledge, transfer, dispose of, encumber or sell any equity securities in any Partnership Entity (other than in connection with the Debt Financing); provided, that nothing in this Section 6.2(b)(vi) shall be deemed to restrict (i) the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Common Units or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity award holder’s termination of service) or (ii) the issuance of Common Units upon conversion of any Series A Preferred Units, Series B Preferred Units or Series C Preferred Units in accordance with the Partnership Agreement;

(vii)    repurchase, redeem or otherwise acquire any securities of any Partnership Entity;

(viii)    (1) grant any awards consisting of Common Units, Equity Participation Units or other equity securities in any Partnership Entity under the Partnership LTIP or any other equity incentive plan, (2) terminate, adopt, amend or enter into any employee benefit plan, program or arrangement; (3) hire or terminate the employment of any executive officer or (4) modify the compensation or benefits of any Employee in existence as of the date hereof;

(ix)    waive, release, assign, settle or compromise any Proceeding to which a Partnership Entity is a party, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(x)    create, assume, incur, modify, guarantee or otherwise become liable for, either directly or indirectly, any material indebtedness except for indebtedness that does not violate the terms of any other then-existing indebtedness of any Partnership Entity; provided, however, that the Partnership GP shall not create, assume, incur or modify, either directly or indirectly, any indebtedness; or

(xi)    (1) agree, in writing or otherwise, to take any of the foregoing actions, or (2) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement.

Section 6.3    Regulatory Approvals; Other Efforts Related to the Consummation of the Merger.

(a)    Each Party shall, and shall cause its respective Affiliates to, (i) make or cause to be made any filings to the extent required or requested of such Party or any of its Subsidiaries under any applicable Laws or by any Governmental Authority with competent jurisdiction with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable (including making the required filings under the Required

Approvals within ten (10) Business Days after the date hereof); (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable; (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any questions that may be raised, or objections as may be asserted, by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement and the other Transaction Documents as violative of any Law. Notwithstanding anything to the contrary in this Section 6.3, materials and information provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 6.3) and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(b)    Notwithstanding anything herein to the contrary, in no event shall any of the Buyer Parties, Landmark Dividend, or any of their respective Affiliates be required to take or agree to take any of the following actions on behalf of themselves, the Partnership Parties or any of their respective Subsidiaries in order to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transactions, or to ensure that no Governmental Authority with the authority to grant a Required Approval or otherwise clear, authorize or approve the consummation of the Transactions, fails to do so by the Outside Date: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminating existing relationships, contractual rights or obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations or (v) effectuating any other change or restructuring of the Partnership Parties, the Buyer Parties, Landmark Dividend or any of their Affiliates (each a “Divestiture Action”). The Partnership Parties shall and shall cause their respective Subsidiaries to agree to take any Divestiture Action requested by LM Infra if such actions are only effective after the Effective Time and conditioned upon the consummation of the Transaction.

Section 6.4    Financing.

(a)    Prior to the Closing, each Partnership Entity shall use its reasonable best efforts to provide, and cause its Representatives to provide, all such assistance with the Debt Financing as is reasonably requested by Buyer Parties, in each case, in connection with the arrangement of, and the satisfaction on a timely basis of all relevant conditions precedent to, the Debt Financing. Such assistance shall include, but not be limited to: (i) reasonable participation in, and reasonable assistance with, the preparation of the Marketing Material and rating agency presentations and reasonable cooperation with the marketing efforts of the Buyer Parties and the Debt Financing Sources; (ii) reasonable participation by senior management of the Partnership Entities in a reasonable number of rating agency presentations, meetings with prospective Debt Financing Sources, conference calls, road shows (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, any Debt Financing) and drafting sessions, in each case upon reasonable prior notice and at times and locations to be mutually agreed in good faith; (iii) delivering customary authorization letters authorizing the distribution of Marketing Material to prospective lenders or investors and containing a representation to such prospective lenders or investors that the public side versions of such documents, if any, do not include material non-public information about the Partnership Entities; (iv) furnishing the Buyer Parties and the Financing Sources promptly, and, in any event, at least four Business Days prior to the Closing Date, with all documentation and other information in respect of the Partnership Entities that any Debt Financing Source has requested in writing at least nine Business Days prior to the Closing Date that they reasonably determine is required by Governmental Authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; (v) assisting the Buyer Parties in connection with the preparation by Buyer Parties of the Debt Financing Documents (including executing and delivering the Debt Financing Documents with respect thereto and facilitating the obtaining of guarantees and pledging of collateral in connection with the Debt Financing) and the borrowing of loans including by causing the Organizational Documents of the Partnership Entities to be amended in a manner reasonably requested by the Buyer Parties to permit or facilitate the Debt Financing and taking such corporate or partnership action reasonably requested by the Buyer Parties and necessary to permit the completion of the Debt Financing; (vi) cooperating with any due diligence in connection with the Debt Financing, to the extent customary and reasonable; (vii) (x) using commercially reasonable efforts to cause the independent accountants of the Partnership Entities to provide assistance and cooperation to the Buyer Parties in connection with the Debt Financing, including using commercially reasonable efforts to cause such independent accountants to (A) provide customary consents to use their audit reports on the audited financial statements provided as part of the Financing Information and (B) cause their participation in accounting due diligence sessions and assistance with any pro forma financial statements as required pursuant the Debt Commitment Letter, (y) issuing any customary representation letters to its independent accountants in connection with any financial statements included in any Marketing Materials in respect of the Debt Financing and (z) cooperating with the Buyer Parties’ legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with the Debt Financing; (viii) assisting with the payoff of existing indebtedness of the Partnership Entities on the Closing Date and the release of related liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge for any indebtedness required by the terms of this Agreement to be repaid at Closing (and including providing any required prepayment notices with respect thereto)); and (ix) using commercially reasonable efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from existing lending and investment banking relationships of the Partnership Entities. Information provided by the Partnership Entities in connection with the Debt Financing shall only be provided to Financing Sources or potential Financing Sources and rating agencies, in each case, that have agreed to be bound by customary confidentiality provisions reasonably acceptable to the Partnership Entities. The Partnership Entities hereby consent to the use of all of the Partnership Entities’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Partnership Entities, their respective Affiliates or their respective business, or the reputation or goodwill thereof. The Buyer Parties acknowledge and agree that the obtaining of the Debt Financing shall not constitute a condition to the Buyer Parties obligation to close the transactions contemplated by this Agreement. For the avoidance of doubt, the Partnership Entities assistance obligations pursuant to this clause (a) shall include obligations to assist the Buyer Parties in connection with the granting of a security interest (and perfection thereof) in the equity interests of the Partnership Entities that are to be pledged as “collateral” thereunder, including requesting that the transfer agent with respect to the applicable Partnership Entity make any applicable notations in the equity register of the applicable Partnership Entity reflecting the pledge of its equity interests that constitute “collateral” in favor of the Debt Financing Sources or an agent or trustee on their behalf if required or, if certificated, delivering duly executed stock certificates to, or at the direction of, the Buyer Parties with respect to the applicable Partnership Entity on the Closing Date.

(b)    Each Partnership Entity shall promptly deliver the Financing Information to the Buyer Parties (and such other financial and operational information reasonably requested by the Buyer Parties or the Financing Sources); provided that, without limiting the requirement of the Partnership Entities to assist the Buyer Parties with the preparation of pro forma or projected financial information, the Partnership Entities shall not be responsible for the preparation of pro forma or projected financial information, which shall be prepared solely by Buyer Parties, and the Partnership Entities shall have no liability with respect to such information prepared by the Buyer Parties).

(c)    In connection with the cooperation contemplated in Section 6.4(a) and notwithstanding anything to the contrary therein, (i) no Partnership Entity or any of its Affiliates or any of their respective equityholders or governing bodies shall be required to pass resolutions or consents to approve or authorize the amendment of any Organizational Documents of any Partnership Entity or the execution of the Debt Financing Documents or execute or deliver any certificate, document, instrument or agreement in connection therewith or the Financing that is effective prior to the Closing Date (except for the authorization letters set forth in Section 6.4(a)(iii)); (ii) no obligation of any Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives under any certificate, document, instrument or agreement, entered into pursuant to the foregoing shall, without such Person’s prior express written consent, be effective until Closing (except for the authorization letters set forth in Section 6.4(a)(iii)); (iii) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to pay any commitment or other similar fee, or incur any other cost or expense or Liability (except for any cost or expense that is subject to the expense reimbursement provision expressly set forth in Section 6.4(f)), in connection with the Debt Financing; (iv) no such cooperation shall be required to the extent that any such action, in the good faith determination of any Partnership Entity, would unreasonably interfere with the ongoing business or operations of any Partnership Entity or any of its Affiliates; (v) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to deliver any information if it is not reasonably available to it or prepared in the ordinary course of its business; (vi) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to deliver any certificate, document, instrument or agreement if any representation and warranty or certification set forth therein would be inaccurate in any material respect or would reasonably be expected to result in personal liability; and (vii) no such cooperation shall be required to the extent it would reasonably be expected to conflict with or violate any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Contract of any Partnership Entity or this Agreement.

(d)    The Buyer Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to consummate and obtain the Financing (to the extent contemplated by the Commitment Letters to be funded on the Closing Date) on the Closing Date on terms and conditions no less favorable to the Buyer Parties, taken as a whole, than the terms and conditions described in the Commitment Letters. Such actions shall include, but not be limited to, using reasonable best efforts to: (i) maintain in effect the Commitment Letters, provided that the Buyer Parties may replace, amend or terminate the Debt Commitment Papers (including to add new lenders, lead arrangers, bookrunners, syndication agents or similar entities to the Debt Commitment Papers pursuant to the terms thereof) in accordance with this Section 6.4(d) and Section 6.4(e); (ii) cause the Equity Financing to be consummated upon satisfaction of the conditions set forth in the Equity Commitment Letter; (iii) satisfy on a timely basis all Financing Conditions (unless such conditions are waived) that are within Buyer Parties’ control to the extent the failure to comply with such obligations would adversely impact the amount or timing of the Financing or the availability of the Financing at the Closing; (iv) negotiate, execute and deliver Debt Financing Documents on terms no less favorable to the Buyer Parties, taken as a whole, than the terms contained in the Debt Commitment Papers (including any “market flex” provisions of the Fee Letter) and (v) enforce the Buyer Parties’ rights under the Commitment Letters in a timely and diligent manner in good faith to the extent that the failure to enforce would adversely impact the amount or timing of the Financing or the availability of the Financing at the Closing. In the event that all conditions contained in the Commitment Letters have been satisfied (or upon funding will be satisfied) and all closing conditions contained in Article VII of this Agreement have been satisfied (other than those conditions which by their terms are only capable of being satisfied at the Closing) or waived, to the extent permitted by applicable Law, by the Party entitled to the benefit thereof, each Buyer Party shall use reasonable best efforts (including by taking enforcement action) to cause the Financing to be funded on the Closing Date. Buyer Parties shall not, without the prior written consent of the Partnership Parties (not to be unreasonably withheld, conditioned or delayed), permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, or enter into any other agreements, side letters or arrangements relating to, (x) the Equity Commitment Letter or (y) the Debt Commitment Papers, if such amendment, supplement, modification, waiver, replacement or other agreements, side letters or arrangements (provided that (I) the existence or exercise of “market flex” provisions contained in the Fee Letter nor (II) adding, supplementing or joining additional Debt Financing Sources to the Debt Commitment Papers, in each case shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) to the Debt Commitment Papers would (A) reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, (B) reduce the aggregate amount of the Financing from that contemplated in the Commitment Letters to an amount that is less than the Required Amount, (C) materially and adversely affect the ability of the Buyer Parties to enforce their rights against any of the other parties to the Commitment Letters as so amended, supplemented, modified, waived or replaced, relative to the ability of the Buyer Parties to enforce their rights against any of such other parties to the Commitment Letters as in effect on the date hereof or (D) add new or additional conditions, or otherwise expand upon the conditions precedent to the Financing as set forth in the Commitment Letters, or modify the terms of the Financing in a manner that would reasonably be expected to materially prevent, impede or delay the timely funding of the Required Amount on the Closing Date or the consummation of the transactions contemplated by this Agreement (the “Prohibited Conditions”); provided that, notwithstanding the foregoing, the Buyer Parties may reduce the amount of the Equity Financing or Debt Financing, so long as (x) when taken together with the amount of the Debt Financing or Equity Financing, as applicable, the aggregate amount of Financing is equal to at least the Required Amount, (y) such reduction does not make satisfaction of the conditions precedent to funding of the Financing less likely to occur and (z) the Buyer Parties do not have any reason to believe that the full amount of the Financing needed to pay the Required Amount will not be available to the Buyer Parties on or prior to the Closing Date. Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Papers in accordance with this Section 6.4(d) or Section 6.4(e) below, the Buyer Parties shall promptly deliver to the Partnership Entities a true and complete copy thereof, and the terms “Debt Commitment Letter,” “Debt Commitment Papers” and “Debt Financing” shall thereafter refer to the Debt Commitment Papers as so amended, supplemented, modified, waived or replaced and the Debt Financing contemplated thereby. The Buyer Parties shall use its reasonable best efforts to keep the Partnership Entities informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange and obtain any Financing upon written request by the Partnership Entities therefor.

(e)    The Buyer Parties shall give the Partnership Entities prompt written notice of (i) any material breach, default, termination or written repudiation by any party to the Commitment Letters of which any Buyer Party or any of its Affiliates becomes aware; (ii) the receipt by the Buyer Parties of any written notice or other written communication from any Financing Source with respect to any actual breach, default, termination or written repudiation by such party to the Commitment Letters, or of any provisions thereto; and (iii) the occurrence of any event or development that the Buyer Parties expect to have an adverse impact on the ability of the Buyer Parties to obtain the timely funding of the Required Amount on the Closing Date or to consummate the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within three Business Days of the date the Partnership Entities deliver to the Buyer Parties a written request, the Buyer Parties shall provide any information reasonably requested by the Partnership Entities relating to any circumstance referred to in the immediately preceding sentence. Without limiting Buyer Parties’ obligations hereunder, if any portion of the Debt Financing becomes unavailable or Buyer Parties (other than pursuant to a termination and replacement of the Debt Commitment Letter permitted under Section 6.4(d)) become aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Papers, each Buyer Party shall (A) notify the Partnership Entities of the occurrence thereof and the reasons therefor on a reasonably prompt basis; (B) use its reasonable best efforts to obtain, as promptly as practicable after the occurrence of such event, alternative financing from the same or alternative financing sources (1) in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof (in each case, after giving effect to any increase, if any, in the amount of the equity financing to be provided pursuant to the Equity Commitment Letter) and (2) which alternate financing shall not be subject to any conditions precedent that would constitute Prohibited Conditions and shall otherwise be on terms (including structure, covenants and pricing), (x) not materially less favorable to the Buyer Parties, taken as a whole, than the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” provisions contained in the Fee Letter) and (y) not materially less favorable to the parties to the Equity Commitment Letter (including after taking into account impact of any structure, covenants and pricing on such parties’ expected post-Closing restructuring transactions) than the terms and conditions set forth in the Equity Commitment Letter; (C) keep the Partnership Entities reasonably informed on a current basis of the status of their efforts to consummate such alternative financing; and (D) provide the Partnership Entities with true and complete fully executed copies of the documentation with respect to any new financing. Neither the Buyer Parties nor any of their respective Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters except as provided herein. Notwithstanding the foregoing, in no event shall the Buyer Parties be under any obligation to disclose any information that may not be disclosed in accordance with the requirements of applicable Law.

(f)    The Buyer Parties shall, upon request by any Partnership Entity, its current and future Affiliates, and each of their respective current and future direct and indirect equityholders, members, partners and Representatives (collectively, the “Partnership Indemnified Parties”), or any Partnership Entity, reimburse such Partnership Indemnified Parties or Partnership Entities, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by such Partnership Indemnified Parties or Partnership Entities, as applicable, including reasonable attorney’s fees and accountants’ fees of attorneys and/or accounts engaged to assist in connection with the Debt Financing, in connection with cooperation required under or with respect to requests made under this Section 6.4 (including this Section 6.4(f); provided that no such reimbursement shall be required to be made until the earlier of (x) the Closing Date or (y) 10 Business Days following the termination of this Agreement in accordance with Article VIII. This Section 6.4(f) shall survive the consummation of the transactions contemplated by this Agreement and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, each of the third party beneficiaries hereto. The Buyer Parties shall indemnify and hold harmless the Partnership Indemnified Parties and the Partnership Entities from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Debt Financing or related transactions in connection with financing the transactions contemplated by this Agreement and the other Transaction Documents, and the performance of their respective obligations under this Section 6.4 (including any action taken in accordance with this Section 6.4(f)) and any information utilized in connection therewith; provided, however, that the foregoing obligations to any Partnership Indemnified Party shall not apply to any information provided by the Partnership Entities or their Affiliates or other Representatives or to any Losses incurred (i) as a result of the willful misconduct or gross negligence of any such Partnership Indemnified Party or (ii) arising out of any material misstatement or omission of information provided hereunder by any such Partnership Indemnified Party.

Section 6.5    Public Announcements. Except in connection with a Partnership Adverse Recommendation Change, the Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and none of the Buyer Parties and their Affiliates, on the one hand, nor the Partnership Parties and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified the Buyer Parties, on the one hand, or the Partnership Parties, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and give due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely announce publicly or file any reports with the SEC as required under the Exchange Act or the Securities Act or any applicable requirements of a national securities exchange; provided, further, that in connection with a Partnership Adverse Recommendation Change, any public announcement, statement or other disclosure shall be provided to the Buyer Parties a reasonable period of time prior to issuance, but the Buyer Parties and their Affiliates shall not have any right hereunder to comment thereon prior to issuance, and the Conflicts Committee shall have no obligation to consider any such comments. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.5.

Section 6.6    Access to Information. From the date hereof until the Closing Date, the Partnership Parties shall provide the Buyer Parties and their Affiliates and Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Partnership Entities; provided that such access does not unreasonably interfere with the normal operations of any of the Partnership Entities.

Section 6.7    Indemnification and Insurance.

(a)    From and after the Closing, the Buyer Parties and the Surviving Entity jointly and severally agree (i) to indemnify and hold harmless each Covered Person (as defined below) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, relating to or arising out of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, in which any such Covered Person may be involved, as a party or otherwise, by reason of its status as a Covered Person and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership, and (ii) to advance to such Covered Person expenses (including legal fees and expenses) incurred by such Covered Person in connection therewith, in the case of each of clauses (i) and (ii), to the same extent provided in, and in accordance with, the Organizational Documents of the Partnership Entities as of the execution date of this Agreement.

(b)    The Buyer Parties agree that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (x) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director or manager of any Partnership Entity or (y) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Closing Date serves, at the request of any Partnership Entity as an officer, director, member, general partner, fiduciary or trustee of another Person (other than Persons solely providing, on a fee-for-services basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such Partnership Entities in effect as of the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(b) of the Partnership Disclosure Schedule, shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and the Buyer Parties shall cause each Partnership Entity and the Surviving Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of Liability and exculpation from liabilities during such period. For a period of not less than six years, the Buyer Parties shall not, and shall not cause or permit any Partnership Entity or the Surviving Entity to, amend, restate, waive or terminate any Organizational Document of the Partnership Entities in any manner that would adversely affect the indemnification or exculpation rights of any such Covered Person.

(c)    The Buyer Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the Closing pursuant to this Agreement, the Buyer Parties shall cause such applicable Partnership Entity and the Surviving Entity (i) to continue in effect the current fiduciary liability insurance policy or policies that such Partnership Entity has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (A) to provide fiduciary liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (B) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case, providing coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing that is no less advantageous to each such Covered Person (including policy limits, exclusions and scope) as in existence as of the date of this Agreement covering such acts, events, occurrences or omissions under the fiduciary liability insurance or similar policy maintained by the Partnership Entities as of the date of this Agreement; provided that Buyer Parties and the Partnership Entities shall not be required to pay premiums for such insurance policy in excess of 300% of the current premium for such coverage, but shall purchase as much of such coverage as possible for such applicable amount.

(d)    In the event that any Buyer Party or any Partnership Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.7.

(e)    The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that in the event that any claim or claims for indemnification or advancement of expenses set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.7 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the Partnership Entities and the Buyer Parties, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any Partnership Entity or applicable Law.

(f)    This Section 6.7 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.

Section 6.8    Fees and Expenses. Except as otherwise provided in Section 6.4(f) and Section 8.2, all fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, shall be the obligation of the respective Party incurring such fees and expenses.

Section 6.9    Section 16 Matters. Prior to the First Partnership Merger Effective Time, the Partnership Parties shall, with the Buyer Parties’ cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) or acquisitions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10    Termination of Trading and Deregistration. The Partnership will cooperate with LM Infra and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Market to enable (a) the delisting of the Common Units from the NASDAQ Global Market and the termination of trading of the Common Units on the Closing Date and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11    Conflicts Committee. Prior to the earlier of the First REIT Merger Effective Time and the termination of this Agreement in accordance with Article VIII, neither the Partnership GP nor any Buyer Party shall, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any member of the Board that is a member of the Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the Board, including the affirmative vote of each of the other members of the Conflicts Committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12    Tax Matters.

(a)    Each of the First REIT Merger and the Second REIT Merger is intended to be treated as a complete liquidation of the REIT LLC and the REIT Subsidiary (as applicable) for U.S. federal income Tax purposes, and this Agreement is hereby adopted as a plan of liquidation.

(b)    The Partnership Parties shall use commercially reasonable efforts to cooperate with the Buyer Parties to cause each LMRK Company that is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code to become an entity that is “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-2(c)(2) prior to the Equity Sales.

Section 6.13    Takeover Statutes. The Partnership Parties and LM Infra shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.14    Reporting. To the extent that consideration paid or payable pursuant to Section 3.1(b) or Section 3.1(c) is treated as part of a partnership merger within the meaning of Treasury Regulations Section 1.708-1(c), the Partnership shall report the consideration consistent with Treasury Regulations Section 1.708-1(c)(4).

Section 6.15    Notification of Certain Matters. Each of the Partnership Parties and Buyer Parties shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect, (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect or (d) any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.16    Transaction Litigation. The Partnership shall give LM Infra prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership Parties or their respective directors relating to the Transactions and the other transactions contemplated hereby; provided, that the Partnership shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of the Partnership or threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 6.17    Further Assurances; Commercially Reasonable Efforts. From and after the execution date of this Agreement, upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable (but in any event before a termination of this Agreement) and (b) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, or seek to have lifted or rescinded any Restraint or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

Section 6.18     Voting. Each of Landmark Dividend and the Buyer Parties covenants and agrees that, until the First Partnership Merger Effective Time or the earlier termination of this Agreement, (i) at the Partnership Unitholder Meeting or any other meeting of Limited Partners or any vote or consent of Partnership Interests in connection with a vote or consent of the Limited Partners, however called, it will vote, or cause to be voted, all Common Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Transactions and the approval of any actions required in furtherance thereof and (ii) that it will not, and will cause each of its Subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Common Units owned by Landmark Dividend, such Buyer Party or its Subsidiaries, other than to any of their respective Affiliates so long as such Affiliates agree to be bound by the provisions of this Section 6.18 to the same extent as the Buyer Parties and Landmark Dividend.

ARTICLE VII

Conditions Precedent

Section 7.1    Conditions to Effect the Equity Sales.

(a)    Conditions to Each Party’s Obligation to Effect the Equity Sales. The respective obligations of each Party hereto to effect the Equity Sales shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(i)    Partnership Unitholder Approval. The affirmative vote or consent in favor of the approval of this Agreement and the Transactions by holders of at least a majority of the Outstanding Common Units (the “Partnership Unitholder Approval”).

(ii)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Equity Sales or any of the other transactions contemplated hereby or making the consummation of the Equity Sales or any of the other transactions contemplated hereby illegal.

(iii)    Regulatory Approvals. Any Required Approvals shall have been obtained and shall be in full force and effect.

(b)    Conditions to Obligations of LM DV Infra to Effect the Equity Sales. The obligations of LM DV Infra to effect the Equity Sales are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(i)    Representations and Warranties. (i) The representations and warranties of the Partnership Parties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.11 and Section 4.13(g) shall be true and correct in all material respects and (ii) the other representations and warranties of the Partnership Parties contained in Article IV of this Agreement shall be true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(ii)    Performance of Obligations of the Partnership Parties. Each Partnership Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(iii)    No Partnership Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.

(iv)    Certificate. LM DV Infra shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.1(b)(i), Section 7.1(b)(ii) and Section 7.1(b)(iii) have been fulfilled.

(v)    Assignment Agreement. LM DV Infra shall have received an assignment agreement (the “Assignment Agreement”) from each of REIT LLC and REIT Subsidiary, in a form reasonably acceptable to REIT LLC, REIT Subsidiary and LM DVI Infra, and duly executed by each of REIT LLC and REIT Subsidiary, assigning all of their respective Equity Interests to LM DV Infra.

(c)    Conditions to Obligation of REIT Subsidiary and REIT LLC to Effect the Equity Sales. The obligation of REIT Subsidiary and REIT LLC to effect the Equity Sales is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(i)    Representations and Warranties. (i) The representations and warranties of the Buyer Parties contained in Section 5.1, Section 5.3, Section 5.5, and Section 5.6 shall be true and correct in all material respects, and (ii) the other representations and warranties of the Buyer Parties contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(ii)    Performance of Obligations of the Buyer Parties. Each Buyer Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(iii)    Certificate. The Partnership shall have received a certificate of an authorized executive officer of LM DV Infra, dated as of the Closing Date, certifying that the conditions specified in Section 7.1(c)(i) and Section 7.1(c)(ii) have been fulfilled.

(iv)    Assignment Agreements. The Partnership and each of REIT LLC and REIT Subsidiary shall have received the Assignment Agreements, duly executed by LM DV Infra.

(v)    Transaction Consideration. REIT LLC, REIT Subsidiary or the Partnership (or their designees) shall have received the Transaction Consideration in the manner set forth in each Assignment Agreement.

Section 7.2    Conditions to Each Party’s Obligation to Effect the First REIT Merger. The respective obligations of each Party hereto to effect the First REIT Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Equity Sales. The Equity Sales shall have occurred on the Closing Date.

(b)    No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the First REIT Merger or the transactions contemplated hereby or making the consummation of the First REIT Merger or the transactions contemplated hereby illegal.

Section 7.3    Conditions to Each Party’s Obligation to Effect the Second REIT Merger. The respective obligations of each Party hereto to effect the Second REIT Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    First REIT Merger. The First REIT Merger shall have occurred on the Closing Date.

(b)    No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Second REIT Merger or the transactions contemplated hereby or making the consummation of the Second REIT Merger or the transactions contemplated hereby illegal.

Section 7.4    Conditions to Each Party’s Obligation to Effect the First Partnership Merger. The respective obligations of each Party hereto to effect the First Partnership Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Second REIT Merger. The Second REIT Merger shall have occurred on the Closing Date.

(b)    No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the First Partnership Merger or the transactions contemplated hereby or making the consummation of the First Partnership Merger or the transactions contemplated hereby illegal.

Section 7.5    Conditions to Each Party’s Obligation to Effect the Second Partnership Merger. The respective obligations of each Party hereto to effect the Second Partnership Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    First Partnership Merger. The First Partnership Merger shall have occurred on the Closing Date.

(b)    No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Second Partnership Merger or the transactions contemplated hereby or making the consummation of the Second Partnership Merger or the transactions contemplated hereby illegal.

ARTICLE VIII

Termination

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)    by the mutual written consent of the Partnership and LM Infra;

(b)    by either of the Partnership (acting in accordance with Section 9.2(b)) or LM Infra:

(i)    if any Restraint having the effect set forth in Section 7.1(a)(ii), Section 7.2(b), Section 7.3(b), Section 7.4(b) or Section 7.5(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Partnership or LM Infra, as applicable, if such Restraint was primarily due to the failure of, in the case of the Partnership, any Partnership Party, and in the case of LM Infra, any Buyer Party, to perform in all material respects any of its obligations under this Agreement;

(ii)    if the Closing shall not have been consummated on or before February 21, 2022 (as may be extended in accordance herewith, the “Outside Date”) as such date may be extended for a period of up to ninety (90) days by either the Partnership or LM Infra by delivering written notice to the other Parties prior to such date in the event that any Required Approval shall have not been obtained prior to such date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or LM Infra, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, any Partnership Party, and in the case of LM Infra, any Buyer Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing; or

(iii)    if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained.

(c)    by LM Infra:

(i)    if a Partnership Adverse Recommendation Change shall have occurred, unless the Partnership Unitholder Approval shall have occurred; or

(ii)    if any Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership Parties set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.1(b)(i) or Section 7.1(b)(ii) and (B) is incapable of being cured, or is not cured, by the Partnership Parties within the earlier of (x) 30 days following receipt of written notice from LM Infra of such breach or failure or (y) the Outside Date; provided, however, that LM Infra shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Buyer Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)    by the Partnership (acting in accordance with Section 9.2(b)) if any Buyer Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any such representations or warranties of the Buyer Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.1(c)(i) or Section 7.1(c)(ii) and (ii) is incapable of being cured, or is not cured, by the Buyer Parties within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if either Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(e)    by the Partnership (acting in accordance with Section 9.2(b)), if (i) all of the closing conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.2, Section 7.3, Section 7.4 and Section 7.5 were and continue to be satisfied (other than such conditions that by their nature are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, provided such conditions are capable of being satisfied if the Closing Date were the date of delivery of the Closing Failure Notice but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.7, (ii) the Partnership GP has confirmed by irrevocable written notice delivered to LM Infra that (x) all conditions set forth in Section 7.1(c) have been and remain satisfied (other than such conditions as, by their nature, are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.1(c) and (y) each Partnership Party stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five Business Day period immediately thereafter (such notice, a “Closing Failure Notice”) and (iii) the Buyer Parties fail to consummate the transactions contemplated hereby (including the Closing) within such five Business Day period after the date of the delivery of a Closing Failure Notice.

Section 8.2    Effect of Termination; Termination Fees.

(a)    In the event that this Agreement is terminated as provided in Section 8.1, then this Agreement shall forthwith become null and void and of no further force and effect (except for the provisions of Article I, Section 6.7(a), Section 6.7(b), Section 6.8, this Section 8.2, Section 9.2(a), Section 9.6, Section 9.7, Section 9.8, Section 9.9, and Section 9.11), and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and the Parties shall have no further Liability hereunder (except pursuant to Section 6.7(a), Section 6.7(b), this Section 8.2 and Section 9.8); provided, subject to Section 8.2(e), that nothing in this Section 8.2 shall relieve any Party of any Liability for fraud or a willful breach of this Agreement.

(b)    In the event that this Agreement is terminated by LM Infra pursuant to Section 8.1(c)(i) or is terminated by the Partnership or LM Infra pursuant to Section 8.1(b)(ii) at a time when LM Infra could have terminated the Agreement pursuant to Section 8.1(c)(i), then the Partnership shall promptly, but in no event later than 10 Business Days after the date of such termination, pay to LM Infra or its designee an amount in cash equal to $7,300,000 (the “Partnership Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by LM Infra in writing.

(c)    In the event that this Agreement is terminated by the Partnership pursuant to Section 8.1(e), or is terminated by the Partnership or LM Infra pursuant to Section 8.1(b)(ii) at a time when the Partnership could have terminated the Agreement pursuant to Section 8.1(e), then, in any such case, Landmark Dividend or its designee shall promptly, but in no event later than 10 Business Days after the date of such termination, pay or cause to be paid to the Partnership or its designee an amount in cash equal to $18,250,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by the Partnership in writing.

(d)    It is agreed that the agreements contained in this Section 8.2 are an integral part of this Agreement and without these agreements, the Parties would not have entered into this Agreement. The Partnership Termination Fee and the Buyer Termination Fee are intended to be liquidated damages (and not a penalty). Accordingly, if the Partnership or Landmark Dividend fails to pay or cause to be paid the Partnership Termination Fee or the Buyer Termination Fee, respectively, pursuant to this Section 8.2 on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Partnership or LM Infra, as applicable, commences a Proceeding that results in a final, nonappealable judgment against Landmark Dividend or the Partnership for any payment of the Partnership Termination Fee or the Buyer Termination Fee pursuant to this Section 8.2, Landmark Dividend or the Partnership, as applicable, shall pay, or cause to be paid, to the Partnership or LM Infra, as applicable, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to the Partnership or LM Infra, as applicable, or their respective designee, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Partnership or LM Infra, as applicable, in connection with such Proceeding.

(e)    The Parties agree that the monetary remedies set forth in this Section 8.2 (when and if available under the express terms hereof) and the specific performance remedies set forth in Section 9.8 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of the Buyer Parties and the Partnership Parties and any of their respective former, current and future Affiliates, each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement and the transactions contemplated hereby as a result of the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any reason or for no reason, for any breach by any Party of this Agreement. Without limiting the rights of the Buyer Parties under the Debt Commitment Papers, upon the payment of the Buyer Termination Fee following a failure of the Closing to occur or the transactions contemplated hereby, no Buyer Party or Buyer Non-Recourse Party shall have any Liability or obligation in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Partnership Parties or any of their Affiliates or any of their respective direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing. Under no circumstance shall any Person be permitted or entitled both to obtain specific performance pursuant to Section 9.8 and to receive all or any portion of the Partnership Termination Fee or the Buyer Termination Fee.

ARTICLE IX

Miscellaneous

Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Second Partnership Merger Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.4(f), Section 6.7, Section 6.8, Section 6.16 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the effective time of the applicable Merger shall survive the applicable effective time.

Section 9.2    Amendment or Supplement; Action by the Partnership Parties.

(a)    At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, such written agreement to be authorized on behalf of the Buyer Parties by LM Infra and on behalf of the Partnership Parties by the Conflicts Committee; provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Unitholders, as applicable, without such approval; provided, further, no amendment, supplement or other modification shall be effected with respect to the provisions of Section 8.2(a), Section 8.2(e), this Section 9.2, Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent an amendment, supplement or other modification of such provision would modify the substance of Section 8.2(a), Section 8.2(e), this Section 9.2, Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources”) in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Papers to the extent in effect at such time. This Section 9.2(a) will, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. The provisions of this Section 9.2(a) will survive any termination of this Agreement.

(b)    Whenever a determination, decision, action, approval, consent, waiver or agreement of a Partnership Party is required or may be given pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)) or any other Transaction Document, such determination, decision, action, approval, consent, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units. It is understood and agreed that actions or inactions by the Partnership, the Partnership GP or any other Partnership Entity shall not be deemed to be breaches or violations or failures to perform by the Partnership Parties of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the written direction or with the written consent of the Buyer Parties or Landmark Dividend or any of their respective Affiliates or Representatives.

Section 9.3    Extension of Time, Waiver, Etc. At any time prior to the First REIT Merger Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto, (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither Partnership Party shall take or authorize any such action without the prior approval of the Conflicts Committee; provided, further, no waiver or extension shall be granted with respect to the provisions of Section 8.2(a), Section 8.2(e), Section 9.2, this Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent a waiver or extension of such provision would modify the substance of Section 8.2(a), Section 8.2(e), Section 9.2, this Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources”) in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Papers to the extent in effect at such time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that each of LM Infra, LM DV Infra or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of LM Infra, but no such assignment shall relieve any Buyer Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Assignment Agreements, and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.12, (ii)

the right of the holders of Common Units to receive: (1) the Partnership Unaffiliated Unitholders Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred) and (2) the amounts to which they are entitled to receive pursuant to Section 3.1(f) and (iii) the rights of the holders of Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, REIT LLC Preferred Units, and REIT Subsidiaries Preferred Stocks, to receive Series A Liquidation Preference, Series B Liquidation Preference, Series C Fundamental Change Redemption Price, REIT LLC Preferred Price, and REIT Subsidiary Preferred Price, respectively, in each case, after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred), as applicable. Notwithstanding anything to the contrary in this Agreement, Section 8.2(a), Section 8.2(e), Section 9.2, Section 9.3, this Section 9.6, Section 9.7, Section 9.8, Section 9.11 and Section 9.12 and the definition of “Debt Financing Sources” shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections and definition. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof; provided, however, that, if applicable, the Laws specified in Section 9.7(c) or in Section 9.11 shall govern and control. Except as specified in Section 9.7(b), each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts (or, if applicable, the courts specified in Section 9.7(b)). Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b)    Notwithstanding anything herein to the contrary, each Related Party (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.9 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Notwithstanding anything herein to the contrary, the Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement, the Merger, the Debt Financing or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(d)    EACH RELATED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY OR FINANCING SOURCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.

Section 9.8    Specific Performance; Buyer Party Liability Cap.

(a)    The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Transactions) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 (including with respect to the Partnership Parties, the conditions in Section 9.8(b)) in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership Parties shall be entitled to specific performance of the Buyer Parties’ obligations to cause the Equity Financing to be funded and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) all of the closing conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.2, Section 7.3, Section 7.4 and Section 7.5 were and continue to be satisfied (other than conditions that by their nature may only be satisfied at the Closing, but subject to their being reasonably expected to be satisfied at Closing) at the time when the Closing would be required to occur, (ii) the Debt Financing has been funded in accordance with the terms of the Debt Financing Documents or will be funded in accordance with the terms of the Debt Financing Documents at the Closing on the terms thereof if the Equity Financing is funded at the Closing and (iii) the Partnership has irrevocably confirmed in a written notice delivered to LM Infra that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Partnership Parties will take all actions required of them to cause the Closing to occur and (iv) the Buyer Parties fail to complete the Closing within three Business Days following the delivery of the confirmations pursuant to clause (iii).

(c)    For the avoidance of doubt, while the Partnership may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.8 and the payment of the Buyer Termination Fee, under no circumstances shall LM Infra be obligated to both specifically perform the terms of this Agreement and pay or cause to be paid all or any portion of the Buyer Termination Fee.

(d)    Notwithstanding anything to the contrary in this Agreement, the maximum Liability of the Buyer Parties for Liabilities or Losses incurred by the Partnership Parties and any of their respective former, current and future Affiliates (which, for the purposes of this Section 9.8(d), shall be deemed to include the Partnership Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, in each case, relating to the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated, breach of this Agreement by any Buyer Party, the Equity Commitment Letter and the transactions contemplated by this Agreement shall be limited to an amount equal to the Buyer Termination Fee, and in no event shall the Partnership Parties or any of their Affiliates seek any amount in excess of the Buyer Termination Fee in connection with this Agreement, the Equity Commitment Letter and the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

Section 9.9    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally during normal business hours or by email transmission, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Buyer Parties, to:

LM Infra Acquisition Company, LLC

400 Continental Blvd., Suite 500,

El Segundo, CA 90245

Attention: George Doyle

Email: gdoyle@landmarkdividend.com

with copies (which shall not constitute notice) to each of:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: David Lieberman; Christopher May

Email: dlieberman@stblaw.com; cmay@stblaw.com

If to the Partnership or the Partnership GP, to:

Landmark Infrastructure Partners LP

400 Continental Blvd., Suite 500,

El Segundo, CA 90245

Attention: Josef Bobek

Email: jbobek@landmarkdividend.com

with copies (which shall not constitute notice) to each of:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000,

Houston, Texas 77002

Attention: Hillary H. Holmes; Tull Florey

E-mail: HHolmes@gibsondunn.com; TFlorey@gibsondunn.com

Section 9.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, the Parties (a) intend and agree that Sections 8.2, 9.8(b) and 9.12 be construed as integral provisions of this Agreement and (b) agree that in no event shall the provisions of Sections 8.2, 9.8(b) and 9.12 that limit the damages that may be recovered or the remedies that may be exercised by the Partnership Parties be deemed severable from the remainder of this Agreement, and if all or any portion of such provisions are deemed unenforceable, this Agreement shall be void and of no effect.

Section 9.11    Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Related Party (other than, in the case of the Buyer Parties party to the Debt Commitment Papers, pursuant to the Debt Commitment Papers) shall have any rights or claims against any Debt Financing Source, nor shall any Debt Financing Source have any liability whatsoever to any Related Party (other than, in the case of the Buyer Parties party to the Debt Commitment Papers, pursuant to the Debt Commitment Papers), in connection with this Agreement, the Transactions, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, including in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source; provided that, following consummation of the Transactions, the foregoing will not limit the rights of the parties to the Debt Financing under any Debt Financing Document related thereto. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Each of the Parties hereto agrees that this provision shall be interpreted, and any action relating to this provision shall be governed by, the laws of the State of New York.

Section 9.12    Non-Recourse.

(a)    Each of the following is herein referred to as a “Buyer Non-Recourse Party”: the Equity Investor, each of the Affiliates of each Buyer Party and of each Equity Investor, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (“Affiliates” for purposes of the definition of “Buyer Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by an Equity Investor or any of their respective Affiliates), provided, however, that the term Buyer Non-Recourse Party expressly excludes the Buyer Parties, Landmark Dividend and any Person that is assigned any interest in any of this Agreement by a Buyer Party to the extent of such assignment. Except for remedies as against the Equity Investor with respect to its obligations and liabilities expressly provided for under the Equity Commitment Letter, no Buyer Non-Recourse Party shall have any Liability or obligation to the Partnership Parties or their Affiliates of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby (including the Debt Financing), and the Partnership Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Partnership Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that the Partnership Parties have under the express terms of the Equity Commitment Letter or the rights that the Buyer Parties have under the express terms of the Debt Commitment Letter. Subject to Section 9.6, each Buyer Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.12(a).

(b)    Each of the following is herein referred to as a “Partnership Non-Recourse Party”: each of the Affiliates of each the Partnership Parties, each of the Partnership Parties’ respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, provided, however, that the term Partnership Non-Recourse Party expressly excludes the Partnership Entities or any Person that is assigned any interest in this Agreement to the extent of such assignment. Except as expressly agreed elsewhere, no Partnership Non-Recourse Party shall have any Liability or obligation to the Buyer Parties or their Affiliates (including for these purposes the Partnership Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby (including the Debt Financing), and the Buyer Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Buyer Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that the Buyer Parties have under the express terms of the Debt Commitment Letter. Subject to Section 9.6, each Partnership Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.12(b).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LM INFRA

LM INFRA ACQUISITION COMPANY, LLC

By:	/s/ Steven Sonnenstein
Name:	Steven Sonnenstein
Title:	Chairman

LM DV INFRA

LM DV INFRASTRUCTURE, LLC

By:	/s/ Steven Sonnenstein
Name:	Steven Sonnenstein
Title:	Chairman

MERGER SUB

DIGITAL LD MERGERCO LLC

By:	/s/ Steven Sonnenstein
Name:	Steven Sonnenstein
Title:	Chairman

MERGER SUB II

DIGITAL LD MERGERCO II LLC

By:	/s/ Steven Sonnenstein
Name:	Steven Sonnenstein
Title:	Chairman

LANDMARK DIVIDEND (SOLELY FOR PURPOSES SET FORTH HEREIN)

LANDMARK DIVIDEND LLC

By:	/s/ Arthur P. Brazy, Jr.
Name:	Arthur P. Brazy, Jr.
Title:	Chief Executive Officer

PARTNERSHIP

LANDMARK INFRASTRUCTURE PARTNERS LP

By:	Landmark Infrastructure Partners GP LLC, its general partner

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

PARTNERSHIP GP

LANDMARK INFRASTRUCTURE PARTNERS GP LLC

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

REIT LLC

LANDMARK INFRASTRUCTURE REIT LLC

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

REIT SUBSIDIARY

LANDMARK INFRASTRUCTURE INC.

By:	/s/ George Doyle
Name:	George Doyle
Title:	Chief Financial Officer

Signature Page to Transaction Agreement